As filed with the Securities and Exchange Commission on February 12, 2014.

SEC File No. 333-191381
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________

BE ACTIVE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware	5140	68-0678429
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1010 Northern Blvd. Great Neck, NY 11021 (212) 736- 2310
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Saverio Pugliese President 1010 Northern Blvd Great Neck, NY 11021 Telephone: (212) 736- 2310
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Harvey J. Kesner, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value per share	158,652,485 (2)
Total	158,652,485	$0.033(1)	$5,235,531.11	$714.13 *
*Previously paid.

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTC Bulletin Board on September 24, 2013, which was $0.033 per share.

(2) Represents shares of common stock of Be Active Holdings, Inc., offered by the selling stockholders, which includes 55,217,258 shares of Common Stock issuable upon exercise of outstanding warrants and 39,441,459 issuable upon conversion of our outstanding shares of Series A Convertible Preferred Stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2014

PRELIMINARY PROSPECTUS

158,652,485 Shares

BE ACTIVE HOLDINGS, INC.

Common Stock
_________________

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 158,652,485 shares of our common stock, par value $0.0001 per share (the “Common Stock”), which includes 55,217,258 shares of Common Stock issuable upon exercise of outstanding warrants and 39,441,459 issuable upon conversion of our outstanding shares of Series A Convertible Preferred Stock.

There are no underwriting arrangements to sell the shares of Common Stock that are being registered hereunder. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our Common Stock is currently approved for quotation on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc. (FINRA) under the symbol “JALA”.  On February 11, 2014, the last reported sale price of our Common Stock as reported on the OTC Bulletin Board was $0.16 per share.

Investing in our Common Stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 10 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2013

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock, including shares they acquire upon exercise of their derivative securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

-i-

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. Some of the statements contained in this prospectus, including statements under “Prospectus Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties.  We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Corporate Information

Be Active Holdings, Inc. f/k/a Superlight, Inc. (“we” or the “Company”) was incorporated as a Delaware corporation on December 27, 2007.  On January 9, 2013, the Company entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with Be Active Brands, Inc., a privately held Delaware corporation (“Be Active”), and Be Active Acquisition Corp., the Company’s newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Be Active, and Be Active, as the surviving corporation, became a wholly-owned subsidiary of the Company.

Be Active was organized under the laws of the State of Delaware on March 10, 2009.  Following its inception, Be Active commenced the manufacturing and sale of its frozen yogurt and ice cream products in the New York metropolitan area during 2009. Distribution of Be Active’s products has grown from a limited number of outlets in the New York metro area to over 10 supermarket chains and other retail outlets located in 10 states but has been limited in 2013 as a result of a lack of capital. Be Active’s products are distributed principally through warehouse distribution and a local distribution company. Be Active manufactures its product under a co-packing agreement with an ice cream manufacturer located in Lakewood, New Jersey.

Our executive offices are located at 1010 Northern Blvd, Great Neck, NY 11021, and our telephone number is 212-736-2310.

We manufacture and sell low fat, low calorie, all natural probiotic enriched frozen yogurt and ice cream under the trade name "Jala" and we have trademarked our Jala cow logo. Our frozen yogurt is packaged as low fat sandwiches, bars and pints, which are designed to appeal to the health conscious or weight conscious consumer.

About This Offering

This prospectus includes 158,652,485 shares of Common Stock offered by the Selling Stockholders, consisting of 63,993,768 shares of Common Stock, 55,217,258 shares of Common Stock issuable upon exercise of outstanding warrants and 39,441,459 shares of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock acquired by the Selling Stockholders pursuant to the following transactions:

Private Placement

On January 9, 2013, we entered into subscription agreements with certain investors whereby we sold an aggregate of 3,902,993 units for an aggregate purchase price of $804,999.88. $419,999.88 of the units were sold at a purchase price $0.23 per unit (the “January Private Placement”).  As part of the January Private Placement (and inclusive in the foregoing), holders of Be Active 10% Notes, in the aggregate principal amount of $385,000 plus accrued interest of $9,612, were, by their terms, automatically converted into units in the January Private Placement at a per unit price of $0.19. Each unit consisted of: (i) one share of our Common Stock, and (ii) a three (3) year warrant to purchase an additional share of Common Stock.

The Warrants may be exercised until the third anniversary of their issuance at a cash exercise price of $0.30 per share, subject to adjustment.   The Warrants contain anti-dilution protection such that if the Company issues Common Stock prior to the complete exercise of the Warrant for consideration less than the exercise price, then the exercise price shall be reduced to such lower price.

In connection with the January Private Placement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the investors in the January Private Placement whereby the Company agreed to register the shares underlying the units and issuable upon exercise of warrants for resale on a Registration Statement, to be filed with the SEC within 60 days of the final closing of the January Private Placement and to cause such Registration Statement to be declared effective within 120 days of the filing date.  On July 2, 2013, we entered into Amendment Agreement No. 3 to the Registration Rights Agreement with the investors representing a majority of the shares subject to the Registration Right Agreement whereby the filing date of the required registration statement was extended to 240 days from the date the final closing of the January Private Placement took place.

On April 25, 2013, we entered into subscription agreements with certain accredited investors whereby we sold an aggregate of 28,333,334 units with gross proceeds to the Company of $850,000 (the “April Private Placement”) less $150,000 of offering costs. The offering costs include 2,033,334 units valued at $62,500 for legal fees.

Each unit was sold for a purchase price of $0.03 per unit and consisted of: (i) one share of our Common Stock per share (or at the election of the investor who would, as a result of the purchase of the April Units, hold in excess of 5% of our issued and outstanding Common Stock, one share of our newly designated Series A Convertible Preferred Stock, par value $0.0001 per share, which is convertible into shares of the our Common Stock on a one for one basis) and (ii) a three-year warrant to purchase one additional share of Common Stock at an exercise price of $0.05 per share, subject to adjustment upon the occurrence of certain events such as lower priced issuances, stock splits and dividends.

The warrants may be exercised on a cashless basis and contain limitations on the holder’s ability to exercise the warrant in the event such exercise causes the holder to beneficially own in excess of 4.99% of the our issued and outstanding Common Stock, subject to a discretionary waiver in such limitation by the holder upon 61 days’ notice.

In connection with the April Private Placement, we granted the investors demand registration rights, commencing 30 days after the closing of the April Private Placement and ending one year after the closing of the April Private Placement, pursuant to which the investors holding at least 50% of the outstanding securities sold in the April Private Placement may request, on 60 days’ notice, the filing of a registration statement with the Securities and Exchange Commission, covering the resale of securities underlying the units.  Additionally, we granted the investors “piggy-back” registration rights for a period of 180 days beginning on the closing date of the April Private Placement.

In connection with the sale of the units, we were required to issue to investors in the Company’s January Private Placement, additional shares of Common Stock (or, at the election of such investor who would, as a result of such issuance, become the holder of in excess of 5% of the Company’s issued and outstanding Common Stock, shares of Series A Convertible Preferred Stock), in connection with certain anti-dilution protection provided to such prior investors under the terms of the January Private Placement.  As a result of the foregoing, we issued an aggregate of an additional (a) 3,789,473 shares of Common Stock (b) 19,191,458 shares of Series A Convertible Preferred Stock and (c) warrants to purchase an additional 22,980,931 shares of Common Stock at an exercise price of $0.03 per share.  Furthermore, the exercise price of the warrants issued in the January Private Placement was reduced to a per share exercise price of $0.03.

Estimated use of proceeds

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of Common Stock by the selling stockholders.

Financial Results

We reported a net loss of approximately ($938,000) for the year ended December 31, 2012 as compared to a net loss of approximately ($1,277,000) for the year ended December 31, 2011.  We expect to incur significant losses into the foreseeable future and our monthly “burn rate” , or expected cash outflow, for general and administrative costs (including all employee salaries, public company expenses and consultants) is approximately $49,000. Our monthly burn rate for all costs during each month of the third quarter 2013 was approximately $203,000.  If we are unable to raise external funding, and eventually generate significant revenues from sales of our products, we will not be able to earn profits or continue operations. It is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our ability to continue as a going concern will be in substantial doubt.

As used in this prospectus, unless otherwise specified, references to the “Company,” “Be Active,” “we,” “our” and “us” refer to Be Active Holdings, Inc. and, unless otherwise specified, its direct and indirect subsidiaries.

The Offering

Common Stock offered by the selling stockholders:
A total offering of 158,652,485 shares from two private placements (the “Private Placements”), consisting of 63,993,768 shares of Common Stock, 39,441,459 shares of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock, and 55,217,258 shares of Common Stock issuable upon the exercise of outstanding warrants sold to investors in the Private Placements.  The Company granted certain registration rights to the investors in the Private Placements. The registration of the shares of the selling stockholders pursuant to a registration statement of which this prospectus is a part, will satisfy the Company’s obligations to the investors in the Private Placements.

Common Stock outstanding before and after this offering:	93,741,002 (1) and 188,399,719 (2)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

OTC Bulletin Board symbol:	JALA

Risk factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in shares of our Common Stock.

___________________
(1)
The number of outstanding shares before the offering is based upon 93,741,002 shares outstanding as of February 12, 2014 and excludes 55,217,258 shares of Common Stock issuable upon the exercise of outstanding warrants as well as 39,441,459 shares of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock.

(2)
The number of outstanding shares after the offering assumes the conversion and sale of the shares of Series A Convertible Preferred stock offered pursuant to this prospectus and the exercise and sale of the warrants offered pursuant to this prospectus.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before investing in our Common Stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our Common Stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Operations

We are a new company with a short operating history and have only lost money.

Be Active was formed in March 2009. Our operating history consists of starting our brands, marketing and distribution of our products. We have only shown a loss of money from operations because of the expenses we have incurred in manufacturing, selling and maintaining the administration of Be Active. There is a strong possibility that we will not be able to sell enough of our products to cover or exceed our expenses.

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have not generated enough revenues to exceed our expenses.  As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. Our business is dependent upon the implementation of our business plan. We may not be successful in implementing such plan and cannot guarantee that, if implement, we will ultimately be able to attain profitability.

We will need to obtain additional financing to fund our operations.

We do not currently have enough cash flow to operate our business.  We will therefore need additional capital (i) to pay slotting fees for supermarket shelf space, (ii) to purchase ingredients and packaging supplies for our co-packers, (iii) to pay co-packers for their services, (iv) to cover general and administrative overhead and (v) to repay outstanding debt and pay interest charges on outstanding debt.  Therefore we will be dependent upon additional capital in the form of either debt or equity to continue our operations and expand our products to new markets.  At the present time, we do not have arrangements to raise all of the needed additional capital, and we will need to identify potential investors and negotiate appropriate arrangements with them.  We may not be able to arrange enough investment within the time the investment is required or that if it is arranged, that it will be on favorable terms.  If we cannot get the needed capital, we may not be able to become profitable and may have to curtail or cease our operations.

We depend heavily on key personnel.

We believe our success depends heavily on the continued active participation of our current executive officers.  If we were to lose the services of our executive officers, the loss could have a material adverse effect upon our business, financial condition or results of operations.  In addition, to achieve our plans for future growth we will need to recruit, hire, train and retain other highly qualified technical and managerial personnel.  Competition for qualified employees is intense, and if we cannot attract, retain and motivate these additional employees their absence could have a materially adverse effect on our business, financial condition or results of operations.

We face strong competition from larger and better-capitalized companies.

Our business is very competitive.  Large national or international food companies, with significantly greater resources than we have, manufacture competing products.  We expect to continue experiencing strong competition from these larger companies in the form of price, competition for adequate distribution and limited shelf space.

In addition, these larger competitors may be able to develop and commercialize new products to compete directly against our products, which may render our products obsolete.  If we cannot successfully compete, our marketing and sales will suffer and we may not ever be profitable.

Our products are new and unproven.

We sell our products only in a limited number of stores and the products are therefore relatively unknown.  Initial sales have been good in stores where we currently have our products, but our products may not be accepted in other markets we will try to reach.

We do not have any patent protection for our intellectual property.

Our intellectual property consists of a proprietary recipe and manufacturing process.  Together, these two elements give us the ability to manufacture foods traditionally high in fat and added sugar without fat or added sugar.  We decided not to seek a patent for this recipe and process, and the time for us to be able to seek patent protection for our process and recipe has passed.  We believe that by treating the recipe and manufacturing process as a trade secret, we will have greater protection than a patent would give us, because a patent would become public knowledge.  As a result, the only legal protection for our intellectual property is protection as a trade secret and our trademarks for our “Jala” brand.  If our competitors were to learn our trade secrets, or develop their own methods of manufacturing competitive products, we might not be able to become profitable.

We may become subject to potential claims for product liability.

Our business could expose us to claims for personal injury from contamination of our products.  We believe that the quality of our products is carefully monitored through regular product testing, but we may be subject to liability as a result of customer or distributor misuse or storage.  The Company maintains product liability insurance against certain types of claims in amounts which it believes to be adequate. The Company also maintains an umbrella insurance policy that it believes to be adequate to cover claims made above the limits of its product liability insurance. Although no claims have been made against the Company or its distributors to date and the Company believes its current level of insurance to be adequate for its present business operations, it is possible that such claims will arise in the future and it is possible that the Company's policies will not be sufficient to pay for such claims.

The costs of complying with government regulations may in the future reduce our profit potential.

Our industry is highly regulated by the Federal government, as well as by State and local governments.  We are subject to regulation at the federal level by the U.S. Food and Drug Administration and the U. S. Department of Agriculture. Manufacturers of our products must also comply with all federal and local environmental laws and regulations relating to air quality, waste management and other related land use matters.  The FDA also regulates finished products by requiring disclosure of ingredients and nutritional information.

State and local laws may impose additional health and cleanliness regulations on our manufacturers.  We believe that presently the cost of complying with all of the applicable Federal, State and local governmental laws and regulations is not material to our business.  However, to the extent that complying with all of the applicable laws and regulations becomes more burdensome, compliance requirements may adversely affect our profitability by increasing our cost of doing business.

We must rely on a number of smaller ice cream distributors, rather than large distributors to distribute our products.

We do not presently have any independent capability to distribute our own product, and we do not believe it is feasible to develop our own distribution business.  Consolidation within the ice cream industry has made it more difficult to distribute ice cream products not affiliated with large ice cream distributors.   In addition, in some markets the largest ice cream companies control substantially all of the ice cream distribution to supermarkets.  Therefore, we must work with a number of independent ice cream distributors, rather than a few large distributors, to distribute our products, both regionally and nationally.  Our need to rely upon smaller distributors limits our ability to distribute our products and/or makes that distribution more costly.

One customer accounts for a substantial portion of our sales, increasing both our dependence on a few revenue sources and the risk that our operations will suffer materially if a significant customer stops ordering from us or substantially reduces its business with us.

Sales to one customer of the Company accounted for approximately 61% and 52% of sales for the years ended December 31, 2012 and 2011, respectively and 63% of sales for the nine months ended September 30, 2013.  While our financial performance benefited from substantial sales to one customer, because of the magnitude of sales to this customer, our results would suffer if we were to lose its business. Additionally, if this customer, or other significant customers, made substantial reductions in orders or stopped paying their invoices when due, our results of operations would suffer unless we were able to replace the orders or collect on the payments due.

Increases in prices of commodities needed to manufacture our product could adversely affect profitability.

The ingredients and materials needed to manufacture and package our products are subject to the normal price fluctuations of the commodities markets.  Any increase in the price of those ingredients and materials that cannot be passed along to the consumer will adversely affect our profitability.  Any prolonged or permanent increase in the cost of the raw ingredients to manufacture our products may in the long term make it more difficult for us to earn a profit.

Our business may be affected by factors outside of our control.

Our ability to increase sales, and to profitably distribute and sell our products, is subject to a number of risks, including changes in our business relationships with our principal distributors, competitive risks such as the entrance of additional competitors into our markets, pricing and technological competition, risks associated with the development and marketing of new products in order to remain competitive and risks associated with changing economic conditions and government regulation.

Difficulties we may encounter managing our growth could adversely affect our results of operations.

We expect that we may experience a period of rapid and substantial growth that may place a strain on our administrative infrastructure. As our business needs expand, we intend to hire additional employees. This expansion may place a significant strain on our managerial and financial resources. To manage the expected growth of our operations and personnel, we will be required to:

•	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

•	install enhanced management information systems; and

•	train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

Risks Relating to our Organization and our Common Stock

Exercise of options and warrants and/or conversion of preferred stock will dilute your percentage of ownership.

We have reserved for issuance options to purchase up to an aggregate of 8,550,000 shares of Common Stock under our 2013 Equity Incentive Plan.  We also have warrants to purchase 55,217,258 shares of our Common Stock issued and outstanding.  In addition we also have issued and outstanding shares of Series A Convertible Preferred Stock, which are convertible into an aggregate of 39,441,459 shares of Common Stock and shares of Series B Convertible Preferred Stock, which, using the number of shares issued and outstanding as of February 12, 2014, will be convertible into approximately 36,045,733 shares of Common Stock on April 26, 2014, subject to adjustment based on future issuances of common stock prior to that date.  In the future, we may grant additional stock options or issue additional warrants or other convertible securities. The exercise or conversion of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert them when we would be able to obtain additional equity capital on terms more favorable than these securities.

As a result of the Merger, Be Active became a subsidiary of ours and since we are subject to the reporting requirements of federal securities laws, this can be expensive and may divert resources from other projects, thus impairing its ability to grow.

As a result of the Merger, Be Active became a subsidiary of ours and, accordingly, is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (including reporting of the Merger) and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if Be Active had remained privately held and did not consummate the Merger.

The Sarbanes-Oxley Act and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2013 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any future internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

As of the period ended September 30, 2013, our President and Chief Financial Officer concluded that our disclosure controls and procedures are ineffective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is: (i) recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms, and (ii) accumulated and communicated to our management, including our President and Chief Financial Officer, or officers performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

We have incurred net losses of $ 1,919,485 for the nine months ended September 30, 2013. We anticipated generating losses for the next 12 months. We have generated only $127,854 in revenues for the nine month period ended September 30, 2013. Accordingly, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. As a result, we may not be able to obtain additional necessary funding. We may not ever achieve any revenues or profitability. The revenue and income potential of our business and operations are unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business.

Our stock price may be volatile.

The stock market in general has experienced volatility that often has been unrelated to the operating performance of any specific public company. The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons who sales or lack of sales could result in positive or negative pricing pressure on the market prices of our Common Stock;

●	sales of our Common Stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	regulatory developments;

●	economic and other external factors; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

We are subject to the reporting requirements of federal securities laws, this can be expensive and may divert resources from other projects, thus impairing its ability to grow.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended , and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002.  The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we had remained privately held.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a limited liquid trading market for our Common Stock that arose only recently and we cannot ensure that one will ever be sustained.

A limited liquid trading market for our Common Stock developed only recently. We cannot predict how liquid the market for our Common Stock might become. We received approval from FINRA for our stock to be listed on the Over-the-Counter Bulletin Board on January 9, 2013. Our ticker symbol is “JALA”. There is currently a limited trading market in our securities. If, for any reason, however, our securities become ineligible for continued quotation on the OTC Bulletin Board or a public trading market does not continue to develop, purchasers of the Common Stock may have difficulty selling their securities should they desire to do so and purchasers of our Common Stock may lose their entire investment if they are unable to sell our securities. Should we fail to satisfy the standards of the OTC Bulletin Board and our Common Stock is suspended from quotation on the OTC Bulletin Board, the trading price of our Common Stock could suffer and the trading market for our Common Stock may be less liquid and our Common Stock price may be subject to increased volatility. Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our Common Stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding warrants or conversion of outstanding shares of Series A Convertible Preferred Stock, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our Common Stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Investor relations activities may affect the price of our Common Stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for our company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning us. We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by us or from publicly available information. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. Our investors may be willing, from time to time, to encourage investor awareness through similar activities. Investor awareness activities may also be suspended or discontinued which may impact the trading market of our Common Stock.

As a result of their existing ownership as well as the issuance of shares of Series B Convertible Preferred Stock, our executive officers and directors own a substantial interest in our voting capital and investors may have limited voice in our management.

As a result of the issuance of shares of our Series B Convertible Preferred Stock to our executive officers and directors, in addition to their existing holdings, our management in the aggregate beneficially owns approximately 40% of our voting capital, including shares of Common Stock issuable upon exercise or conversion within 60 days of the date of this filing. Additionally, the holdings of our officers and directors may increase in the future upon vesting or other maturation of exercise rights under any of the convertible securities they may hold or in the future be granted or if they otherwise acquire additional shares of our Common Stock.

As a result of their ownership and positions, our executive officers and directors collectively may be able to influence all matters requiring shareholder approval, including the following matters:

•	election of our directors;
•	amendment of our certificate of incorporation or bylaws; and
•	effecting or preventing a merger, sale of assets or other corporate transaction.

In addition, their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2013 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” beginning on page 10 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our Common Stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.  However, we will generate proceeds from any cash exercise of the warrants by the selling stockholders, if any. There can be no assurance that any of the selling stockholders will exercise all or any of their warrants.  We intend to use any proceeds received for general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Effective January 9, 2013, our Common Stock was approved for quotation on the OTC Bulletin Board.  Since February 4, 2013 our ticket symbol has been "JALA".  There is no established public trading market for our securities with only periodic sporadic activity since February 4, 2013. There can be no assurance that a regular trading market will develop or if developed, may not be sustained. The following table sets forth, for the calendar periods indicated the range of the high and low last reported of the Company’s Common Stock, as reported by the OTC Bulletin Board.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation.

Period	High	Low
July 1 to September 30, 2013	$0.0396	$0.006
April 1, 2013 to June 30, 2013	$0.059	$0.013
January 1, 2013 to March 31, 2013	$1.10	$0.05

Holders

As of February 12, 2014, we had approximately 57 shareholders of record of our Common Stock.

Dividend Policy

We have not previously paid any cash dividends on our Common Stock and do not anticipate or contemplate paying dividends on our Common Stock in the foreseeable future.  We currently intend to use all our available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2013, none of our equity securities were authorized to be issued under any compensation plans (including individual compensation arrangements).

On January 9, 2013, we adopted the 2013 Equity Incentive Plan and reserved 8,550,000 shares for issuance thereunder. As of September 30, 2013, no awards were made under the 2013 Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Be Active was incorporated on March 10, 2009 under the laws of the State of Delaware. We manufacture and sell low fat, low calorie, all natural probiotic enriched frozen yogurt and ice cream under the trade name "Jala" and we trademarked our Jala cow logo. Our frozen yogurt is packaged as low fat sandwiches, bars and pints, which are designed to appeal to the health conscious or weight conscious consumer.

Following inception, we commenced the manufacturing and sale of our frozen yogurt and ice cream products in the New York metropolitan area during 2009. Distribution of our products has grown from a limited number of outlets in the New York metro area to over 10 supermarket chains and other retail outlets located in 10 states but has been limited in 2013 as a result of a lack of capital. Our products are distributed principally through warehouse distribution and a local distribution company. We manufacture our product under a co-packing arrangement with an ice cream manufacturer located in Lakewood, New Jersey.

Results of Operations

The Year ended December 31, 2012 compared to the Year ended December 31, 2011

The following table presents the results of operations of the Company for the year ended December 31, 2012 compared to the year ended December 31, 2011.

	December 31,
	2012	2011

Net Sales	$1,028,729	$1,421,954
Cost of Goods Sold	1,123,029	1,506,921
Gross (Loss) Profit	(94,300)	(84,967)

Operating Expenses:
Selling Expenses	241,513	717,350
General and administrative	584,299	458,459
Depreciation and amortization	455	308
	826,267	1,176,117

Loss from operations before other expenses	(920,567)	(1,261,084)

Other Expenses:
Interest expense, net	17,560	6,992
Loss on sale of bonds		6,922
Miscellaneous expense	106	2,496
	17,666	16,410

Net loss	$(938,233)	$(1,277,494)

Net loss per common share (Basic and fully diluted)	$(0.03)	$(0.05)

Number of shares used to compute net loss per share	29,377,101	28,361,458

Sales

Gross Sales were $1,787,947 and $2,571,977 for the years ended December 31, 2012 and December 31, 2011, respectively. Reconciling items that included sales discounts, returns and allowances, trade spending, and slotting fees totaled $759,218 and $1,150,023 for the years ended December 31, 2012 and December 31, 2011, respectively. Gross sales as of December 31, 2012 decreased $784,030 or 30% as compared to 2011.  This decrease is primarily attributable to the lack of capital necessary for marketing and production.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2012 decreased to $1,123,029 from $1,506,921 for the year ended December 31, 2011, a decrease of $383,892 or 25%. The decrease is primarily attributable to the reduced sales and purchases related to the deficiency in working capital.

Gross Profit (Loss)

Gross loss for the year ended December 31, 2012 was a loss of $94,300, as compared to a loss of $84,967 for the year ended December 31, 2011, an increase of $9,333 or 11%. The decrease of gross profit was related to the decrease in sales.

Operating Expenses

Operating expenses, consisting of selling, general and administrative expenses, and depreciation and amortization expense, for the year ended December 31, 2012 decreased to $826,267 from $1,176,117 for the year ended December 31, 2011, a decrease of $349,850 or 30%. The decrease is primarily attributable to the officers’ reduction in salary of $167,520 in 2012 to $11,000 as compared to $178,520 in 2011, in addition to a decrease of $475,837 in selling expenses, offset in part by increases in rent of $29,834, insurance of $60,443 and professional fees of $214,475.

Selling expenses consist primarily of advertising, promotion and marketing fees. Selling expenses for the year ended December 31, 2012 decreased to $241,513 from $717,350 for the year ended December 31, 2011, a decrease of $475,837 or 66%.  The decrease is primarily due to the reductions in advertising of $127,537, marketing and promotion of $165,917 and travel expense of $137,499.

General and administrative expenses consist primarily of office, utilities, computer, internet, travel, insurance expenses.  General and administrative expenses for the year ended December 31, 2012 increased to $584,299 from $458,459 for the year ended December 31, 2011, an increase of $125,840 or 27%. The increase is primarily attributable to the increases in legal and accounting fees totaling $214,475 related to the capital raise and subsequent merger.

Other Expenses

Other expenses were $17,666 for the year ended December 31, 2012, as compared to $16,410 for the year ended December 31, 2011, an increase of $1,256 or 7%, as a result of increased interest expense, offset by the loss on sale of bonds in 2011.

Net Loss

Net loss for the year ended December 31, 2012 decreased to $938,233 from $1,277,494 for year ended December 31, 2011, a decrease in loss of $339,261 or 27%. This decrease is due primarily to the reduction in selling expenses and cost of goods due to the deficiency of working capital.

The Nine Months Ended September 30, 2013 Compared to the Nine Months Ended September, 2012

The following table presents the results of operations of the Company for the nine months ended September 30, 2013  compared to the nine months ended September 30, 2012.

	September 30,
	2013	2012

Net Sales	$127,854	$962,555
Cost of Goods Sold	217,436	975,653
Gross (Loss) Profit	(89,582)	(13,098)

Operating Expenses:
Selling Expenses	94,317	219,553
General and administrative	673,687	388,952
	1,060,245	-
Depreciation and amortization	720	365
	1,828,969	608,870

Loss from operations before other expenses	(1,918,551)	(621,968)

Other Expenses:
Interest expense, net	934	8,789
Loss on sale of bonds		-
Miscellaneous expense		-
	934	8,789

Net loss	$(1,919,485)	$(630,757)

Net loss per common share (Basic and fully diluted)	$(0.03)	$(0.02)

Number of shares used to compute net loss per share	72,785,907	29,379,798

Sales

Gross Sales were $160,092 and $1,582,063 for the nine months ended September 30, 2013 and 2012, respectively. The decrease in gross sales of $1,421,971, approximately 90%, was primarily due to the lack of capital necessary for marketing and production. In addition, the Company has been focusing on new labeling and packaging of its products.

Reconciling items that included sales discounts, returns and allowances, trade spending, and slotting fees totaled $32,238 and $619,508 for the nine months ended September 30, 2013 and 2012, respectively. Net sales for the nine months ended September 30, 2013 decreased $127,854 from $962,555 or 87% as compared to net sales for the nine months ended September 30, 2012.

Cost of Goods Sold

Cost of goods sold for the nine months ended September 30, 2013 decreased to $217,436 from $975,653 for the nine months ended September 30, 2012, a decrease of $758,217 or 78%. The decrease is primarily attributable to the reduced sales and purchases related to the deficiency in working capital. In addition, approximately $150,000 of the cost of goods sold for the nine months ended September 30, 2013 resulted from the write-off of obsolete packaging materials and the write-off of inventory which reached its expiration date prior to sale.

 Gross Loss

Gross loss for the nine months ended September 30, 2013 was $1,918,551, as compared to $621,968 for the nine months ended September30, 2012, an increase in loss of $1,296,583 or 208%. The increase of gross loss was related to the decrease in sales combined with the increase in operating expenses.

Operating Expenses

Operating expenses, consisting of selling, general and administrative expenses, and depreciation and amortization expense, for the nine months ended September 30, 2013 increased to $1,828,969 from $608,870 for the nine months ended September 30, 2012, an increase of $1,220,099 or 200%. The increase is primarily attributable to the $1,060,245 in stock-based compensation related to the issuance of the shares of Convertible Series B Preferred Stock, in addition to increases in professional fees of $58,250, officers’ payroll of $217,174, offset in part by a decrease of $125,236 in selling expenses.

Selling expenses consist primarily of advertising, promotion and marketing fees. Selling expenses for the nine months ended September 30, 2013 decreased to $94,317 from $219,553 for the nine months ended September 30, 2012, a decrease of $125,236 or 657%. The decrease is primarily due to the reductions in storage of $28,524 and freight and delivery of $94,376

General and administrative expenses consist primarily of office, utilities, computer, internet, travel, insurance expenses. General and administrative expenses for the nine months ended September 30, 2013 increased to $673,687 from $388,952 for the nine months ended September 30, 2012, an increase of $284,735 or 73%. The increase is primarily attributable to the increases in legal and accounting fees, and officer salaries.

Other Expenses

Other expenses were $934 for the nine months ended September 30, 2013, as compared to $8,789 for the nine months ended September 30, 2012, a decrease of $7,855 or 89%, as a result of decreased interest expense.

Net Loss

Net loss for the nine months ended September 30, 2013 increased to $1,919,485 from $630,757 for the nine months ended September 30, 2012, an increase in loss of $1,288,728 or 204%., resulting from a reduction in sales due to the deficiency of working capital, combined with increases in operating expenses.

Loss per Common Share

Basic loss per share for the nine month periods ending September 30, 2013 and 2012 is calculated using the weighted-average number of common shares outstanding during each period after giving retroactive effect in 2012 to the shares issued in January 2013 to the stockholders of Be Active Brands upon consummation of the merger. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each period. Fully diluted EPS is not provided when the effect is anti-dilutive. When the effect of dilution on loss per share is anti-dilutive, diluted loss per share equals the loss per share.

Liquidity and Capital Resources

Total current assets at September 30, 2013 were $327,799, current liabilities were $645,101 and we had negative working capital of $317,302  Significant losses from operations have been incurred since inception and there is an accumulated deficit of $4,425,457 as of September 30, 2013.  Continuation as a going concern is dependent upon attaining capital to achieve profitable operations while maintaining current fixed expense levels.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including unrecorded derivative instruments that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We have certain warrants and options outstanding but we do not expect to receive sufficient proceeds from the exercise of these instruments unless and until the trading price of our common stock is significantly greater than the applicable exercise prices of the options and warrants and mainly following any necessary registering of underlying securities.

BUSINESS

As used in this prospectus, all references to the “Company,” “we,” “our” and “us” refer to Be Active Holdings, Inc. and, unless otherwise specified, its direct and indirect subsidiaries.

Overview

Corporate History

Be Active Holdings, Inc. f/k/a Super Light, Inc. (“we” or the “Company”) was incorporated as a Delaware corporation on December 27, 2007.  On December 28, 2012, we amended and restated our Certificate of Incorporation in order to authorize the change of our name to “Be Active Holdings, Inc.” from “Super Light Inc.”

Be Active Brands, Inc. was organized under the laws of the State of Delaware on March 10, 2009.

Our Business

We manufacture and sell low fat, low calorie, all natural probiotic enriched frozen yogurt and ice cream under the trade name "Jala" and have trademarked our Jala cow logo. Our frozen yogurt is packaged as low fat sandwiches, bars and pints, which are designed to appeal to the health conscious or weight conscious consumer.

Following inception, we commenced the manufacturing and sale of our frozen yogurt and ice cream products in the New York metropolitan area during 2009. Distribution of our products has grown from a limited number of outlets in the New York metro area to over 10 supermarket chains and other retail outlets located in 10 states but has been limited in 2013 as a result of a lack of capital. Our products are distributed principally through warehouse distribution and a local distribution company. We manufacture our product under a co-packing agreement with an ice cream manufacturer located in Lakewood, New Jersey.

We had net sales of $1,421,954 in 2011 and $1,028,729 in 2012, as well as $962,555 and $127,854 for the nine month periods ended September 30, 2012 and 2013, respectively. We do not currently have sufficient capital to operate our business, and, we will require additional funding in the future to sustain our operations. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

Recent Developments

On January 9, 2013, we entered into the “Merger Agreement” with Be Active and Be Active Acquisition Corp.  Upon closing of the transaction contemplated under the Merger Agreement, Be Active Acquisition Corp. merged with and into Be Active, and Be Active, as the surviving corporation, became our wholly-owned subsidiary.

Pursuant to the terms and conditions of the Merger Agreement:

•
All issued and outstanding shares of Be Active’s Class A and Class B common stock were converted into the right to receive an aggregate of 29,502,750 shares of our Common Stock. Under the terms of the Merger Agreement, holders of Be Active’s Class A and Class B common stock were treated equally as it relates to consideration paid in connection with the Merger.

•
Following the closing of the Merger, we sold an aggregate of 3,852,403 units in the January Private Placement. $419,999.88 of the units were sold at a per unit price of $0.23. Additionally, and included in the foregoing unit total, an aggregate of $385,000, plus accrued interest of $9,612, of bridge notes of Be Active converted into the January Private Placement at per unit price of $0.19. Each unit consisted of (i) one share of the our Common Stock, and (ii) a three year warrant to purchase one share of Common Stock at an initial exercise price of $0.30 per share.

•
Immediately following the closing of the Merger and the Private Placement, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, we transferred all of our pre-Merger assets and liabilities to our wholly owned subsidiary, Superlight Holdings, Inc., a Delaware corporation. Thereafter, pursuant to a Stock Purchase Agreement, we transferred all of the outstanding capital stock of Superlight Holdings, Inc. to a former officer and director of the Company in exchange for cancellation of an aggregate of 90,304,397 shares of our Common Stock held by such person.

•
On April 25, 2013, we entered into subscription agreements with certain accredited investors whereby we sold an aggregate of 28,333,334 units with gross proceeds to us of $850,000. Each unit was sold for a purchase price of $0.03 per unit and consisted of: (i) one share of our Common Stock  (or at the election of the investor who would, as a result of the purchase of the units, hold in excess of 5% of our issued and outstanding Common Stock, one share of Series A Convertible Preferred Stock, which is convertible into shares of our Common Stock on a one for one basis) and (ii) a three-year warrant to purchase one share of Common Stock at an initial exercise price of $0.05 per share. The sale of units includes the conversion of certain outstanding amounts for unpaid fees and expenses into units at a per unit offering price totaling $62,500.

•
In connection with the April Private Placement, the Company was required to issue to the investors in the January Private Placement additional shares of Common Stock (or, at the election of such investor in the January Private Placement who would, as a result of such issuance, become the holder of in excess of 5% of the Company’s issued and outstanding Common Stock, shares of Series A Convertible Preferred Stock), in connection with certain anti-dilution protection provided to such investors under the terms of the January Private Placement.  As a result of the foregoing, the Company issued an aggregate of an additional (a) 3,789,473 shares of Common Stock (b) 19,191,458 shares of Series A Convertible Preferred Stock and (c) warrants to purchase an additional 22,980,931 shares of Common Stock at an exercise price of $0.03 per share.  Furthermore, the exercise price of the warrants issued in the January Private Placement was reduced to a per share exercise price of $0.03.

•
In connection with the April Private Placement, management determined that it was in the best interest of its shareholders to issue additional shares of Common Stock to certain of the original investors of Be Active, who, as a result of the Merger, became shareholders of the Company.  As a result, the Company issued an aggregate of 23,054,778 shares of Common Stock to certain of the former shareholders of Be Active as a result of the significant dilution such shareholders experienced as a result of the April Private Placement. In consideration for such issuance, the shareholders released the Company from actions relating to the Company’s reverse merger and various financings as well as from any rights under that certain Agreement of Shareholders of Be Active Brands, Inc. dated as of January 26, 2011.

•
Additionally, on April 26, 2013, the Company designated four  (4) shares of preferred stock, par value $0.0001 per share as Series B Convertible Preferred Stock and issued one share of Series B Convertible Preferred Stock to each of the Company’s three members of management, to wit: Saverio Pugliese, David Wolfson and Joseph Rienzi.  Each share of Series B Convertible Preferred Stock is entitled to such number of votes on all matters submitted to shareholders that is equal to (i) the product of (a) the number of shares of Series B Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Company’s Common Stock (taking into account the effective outstanding voting rights of the Series B Convertible Preferred Stock), as of the record date for the vote and (c) 0.13334 less (ii) the number of shares of Common Stock beneficially held by such holder on such date.  Additionally, on the six month anniversary date of the date of issuance of the Series B Convertible Preferred Stock, each outstanding share of Series B Convertible Preferred Stock shall automatically, and without further action on the part of the holder, convert into such number of fully paid and non-assessable shares of Common Stock as shall cause the holder to own, along with any other securities of the Company beneficially owned on the conversation date by them, 13.334% of the issued and outstanding Common Stock of the Company, calculated on the conversion date.

•
On October 25, 2013, we amended our previously filed Certificate of Designation for our shares of Series B Convertible Preferred Stock (the “Series B Shares”) to extend the date on which the Series B Shares would automatically convert into such number of fully paid and non-assessable shares of Common Stock as shall cause the holder to own, along with any other securities of the Company beneficially owned on the conversation date by them, 13.334% of the issued and outstanding Common Stock of the Company, from the date six months from the date of issuance of such Series B Shares to such date twelve months from the date of issuance of such Series B Shares (the “Amendment”).

•
On January 6, 2014, we executed a Reserve Equity Financing Agreement (“Purchase Agreement”) with AGS Capital Group, LLC (“AGS”), pursuant to which AGS has agreed to purchase from us up to $5,000,000 of our common stock (subject to certain limitations) from time to time over a 36-month period. Also on January 6, 2014, we executed a Registration Rights agreement (the “Registration Rights Agreement”), with AGS, pursuant to which the Company will file with the SEC a registration statement (the “Registration Statement”) that registers for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares that have been or may be issued to AGS under the Purchase Agreement.

We do not have the right to commence any sales to AGS pursuant to the Purchase Agreement until the SEC has declared effective the Registration Statement. Thereafter, we may, from time to time in our sole discretion, direct AGS to purchase up to 25,000,000 shares of our common stock on any such business day, provided that in no event shall AGS purchase more than $250,000 worth of our common stock on any single business day, provided that the number of shares sold on any given business day shall not exceed 350% of the Average Daily Trading Volume (as defined in the Purchase Agreement) and at no point shall we issue to AGS such number of shares which shall cause the number of shares of the our common stock then owned by AGS to meet or exceed 5% of the then outstanding shares of our common stock. The purchase price of the up to 25,000,000 shares that may be sold to AGS under the Purchase Agreement on any business day will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement, subject to adjustment as provided in the Purchase Agreement.

•
On February 4, 2014, the shareholders representing a majority of our then outstanding shares of capital stock permitted to vote thereon approved and permitted us to increase the number of authorized shares of our common stock, par value $0,0001 , from 400,000,000 to 525,000,000 (the "Authorized Amendment"), to be effective upon (i) receiving the approval of our Board of Directors, and subsequently (ii) the filing of an amended Certificate of Incorporation with the Secretary of State of the State of Delaware representing the Authorized Amendment.

Jala Products.

We produce high quality, low fat, low calorie, all natural novelty frozen yogurt and ice cream products. Our proprietary frozen yogurt and ice cream are all fat-free and are a result of its proprietary recipe and the quality of the ingredients in the mix. The low fat, frozen yogurt bars, our original product, remains our flagship product comprising approximately 75% of total sales during fiscal 2011, which represents $1,915,826, and 60% of total gross sales during the twelve months ended December 31, 2012, which represents $1,087,961.   For the period ended September 30, 2013, the low fat frozen yogurt bars represent 68% or $109,404, and 59% or $948,605 for the period ended September 30, 2012.  Jala bars provide consumers with beneficial antioxidants and bacteria flora. Each bar contains approximately 10% of the recommended daily allowance for calcium and about one third of the recommended daily allowances of vitamins A, C and E with only 110 calories. Jala products are made with naturally fermented yogurt using Streptococcus thermophilus and Lactobacillus bulgaricus yogurt cultures with the addition of Lactobacillus acidophilus and Lactobacillus debrueckii bulgaricus bacteria which are clinically shown to promote a healthy digestive system. The frozen yogurt sandwich, introduced in March 2011, consists of two low fat chocolate cookies that complement the frozen yogurt. In 2012, we added a Greek formula to the line and introduced Jala Low Fat Greek Frozen Yogurt in pints. The pints come in seven flavors, Blueberry, Strawberry, Vanilla, Peanut Butter, Pomegranate, Chocolate and Honey Vanilla. The pints are 120 calories per serving and contain 8 grams of protein. The frozen yogurt sandwich contains 2.5 grams of fat per serving. The fat content of the sandwiches is contained in the cookies. Our products are sold under the Jala trade name. Our products are currently available in more than 2,000 stores principally throughout the New England, Mid-Atlantic and Southeastern regions.

We promote brand recognition by packaging our products in a unique and distinctive manner. Each package prominently displays the Jala trade name. The frozen yogurt sandwiches are packaged in clear plastic sealed trays in packages of six. The trays are shrink-wrapped in a clear polywrap for freshness and product protection. Flavor combinations are: vanilla/chocolate and vanilla. In 2013, we plan on introducing several new flavors for the frozen yogurt sandwiches. The bars contain four individually wrapped bars per box. Bar flavor combinations are vanilla blueberry, vanilla pomegranate and a fudge bar.

Markets.

We participate in the ice cream market which is part of a broader frozen dessert market. Our frozen yogurt sandwich and bars are considered novelty ice cream products. Novelty items are separately packaged single servings of a frozen dessert that may or may not contain dairy ingredients. The Food and Drug Administration, which regulates the standards for many foods, has set labeling requirements concerning fat content in ice cream and frozen yogurt. Based upon these requirements, our frozen yogurt sandwich falls within the "low fat" ice cream category, while the bar is a "reduced fat" product. Low fat ice cream contains a maximum of three grams of fat per serving. Reduced fat ice cream contains at least 25% less total fat than the original full fat product (either an average of leading brands, or the company's own brand).

According to an on-line report (www.idfa.org/news--views/media-kits/ice-cream/ice-cream-sales-and-trends/) from the USDA, National Agriculture Statistics Service, over 1.5 billion gallons of ice cream and related frozen desserts were produced in 2011in the United States. Of that amount, reduced fat, light and low-fat products accounted for 20% of the market.

Sales and Distribution.

We sell our products principally to supermarkets, and to a lesser extent to convenience and other foods stores. Distribution is made through warehouse facilities and commissioned food brokers. Through a 2010 agreement, we have a preferred vendor status with C&S Wholesale Grocers, pursuant to which we pay a monthly fee (based on gross sales) in exchange for allowing us to leverage off of its warehouses, inventory control and billing systems and promotional and advertising campaigns over most of the Northeast Region. We market our products principally through in-store advertising and promotions.  During 2011 and 2012, we expanded our distribution to approximately 2,100 new supermarket locations throughout the Eastern region of the United States and in Texas.  For the years ended December 31, 2012 and 2011, one customer accounted for approximately 61% and 52% of our sales, respectively and 63% for the nine month period ended September 30, 2013.

We believe our business generally experiences highest volumes during the winter and spring months and lowest volumes during the late summer and fall months.

We generally enter a new market with three flavors of our bars and two flavors of our frozen yogurt sandwich. Thereafter, dependent upon the level of sales from the introduced product and available cash for slotting fees, additional products may be introduced to the existing market. We have experienced strong product demand and loyalty in each geographical market that we have entered. We believe that product demand is generated principally by our unique product packaging and in store promotions. We also believe that our proprietary mix, which delivers a rich and creamy taste with little fat content, creates strong customer loyalty.

Advertising and marketing generally has been in the form of coupons or advertisements in supermarket flyers.

We attract new markets through the independent efforts of its principal officers. In each new market, we generally will be required to pay slotting fees to the supermarket for shelf space. These fees are common in most segments of the food industry and vary from chain to chain. Supermarket chains generally are reluctant to give up shelf space to new products when existing products are performing.  During the twelve months ended December 31, 2011, we paid approximately $152,000 (or 6% of gross revenues) in slotting fees and during the twelve months ended December 31, 2012, we paid approximately $50,000 (or 3% of gross revenues) in slotting fees. Consequently, our expansion into new markets, if any, may be constrained by cash available to pay for slotting fees.  We have paid $-0- in slotting fees for the nine month period ended September 30, 2013.

Manufacturing Process.

Our frozen yogurt sandwiches and bars are manufactured through a co-packing arrangement with Mr. Cookie Face, Inc., of Lakewood, New Jersey. For quality assurance purposes, our products are tested by the manufacturer at each production run. We believe that the manufacturer's capacity will meet our projected production requirements for the foreseeable future. Our low fat Greek frozen yogurt pints are manufactured through a co-packing arrangement with Ronny Brook Farms. Our arrangements with both manufacturers are not exclusive, and we believe that we could use other manufacturers if necessary or advantageous. Under our contract, we pay the manufacturer a fixed fee per case for manufacturing and packing the product. We may cancel the agreement on 30 days’ notice at any time. We purchase some of our raw materials and packaging supplies from single sources; however, we believes that alternate supply sources are available throughout the country at competitive prices. We have not experienced shortages in the procurement of raw materials or packaging.

During years ending December 31, 2012 and 2011, and the nine month period ended September 30, 2013, we did not expend any amounts on research and development costs.

Regulation.

We are subject to regulation by various governmental agencies, including the U.S. Food and Drug Administration and the U.S. Department of Agriculture. Our manufacturer must comply with federal and local environmental laws and regulations relating to air quality, waste management and other related land use matters. The FDA also regulates finished products by requiring disclosure of ingredients and nutritional information. The FDA can audit us or our manufacturer to determine the accuracy of our disclosure. State laws may also impose additional health and cleanliness regulations on our manufacturers.

We believe that we and our manufacturer are currently in compliance with these laws and regulations and have passed all regulatory inspections necessary for us to sell our product in our current markets. We believe that the cost of compliance with applicable governmental laws and regulations is not materially adverse to our business.

Competition.

Our business is highly competitive. Our products compete on the basis of brand image, quality, and breadth of flavor selection, price, and amount of fat content. Most frozen yogurt and ice cream manufacturers, including full line dairies, the major grocery chains and the other independent ice cream processors, are capable of manufacturing and marketing high quality, low fat or reduced fat frozen yogurt and ice creams. Furthermore, there are relatively few barriers to new entrants in the frozen yogurt and ice cream business. Existing competition includes low fat or reduced fat novelty products offered by Ben and Jerry’s, Ciao Bella, Yasso, Stonyfield, as well as "private label" brands produced by or for the major supermarket chains. In addition, we also compete with frozen desserts such as frozen yogurt and sorbet manufactured by Dannon, Healthy Choice and others. Many of these competitive products are manufactured by large national or international food companies, with significantly greater resources than us. We expect strong competition to continue in the form of price, competition for adequate distribution and limited shelf space. However, despite these factors, we believe that the taste and quality of our products and our unique product packaging will enable us to effectively compete in this market.

Product Liability.

We are engaged in a business that could expose us to possible claims for personal injury resulting from contamination of our frozen yogurt and ice cream. While we believe that through regular product testing the quality of our products are carefully monitored, we may be subject to liability due to customer or distributor misuse or storage. We maintain product liability insurance against certain types of claims in amounts which we believe to be adequate. We also maintain an umbrella insurance policy that we believe to be adequate to cover claims made above the limits of our product liability insurance. Although no claims have been made against us or our distributors to date and we believe our current level of insurance to be adequate for our present business operations, there can be no assurances that such claims will not arise in the future or that our policies will be sufficient to pay for such claims.

Proprietary Rights.

We own the registered trade name Jala and the trademark Jala cow. In addition, we rely on trade secrets to protect our proprietary mix formulation.

Employees.

As of February 12, 2014, we have 3 full-time employees, who are our Executive Officers. The Company has no collective bargaining agreements with its employees and believes its relations with its employees are good.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding or litigations and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on us.

DESCRIPTION OF PROPERTY

Our executive offices are located at 1010 Northern Blvd, Great Neck, NY 11021. We entered into a five year lease effective as of February 17, 2013 at an annual rent of approximately $39,360.

MANAGEMENT

The following persons are our executive officers and directors as of February 12, 2014 and hold the positions set forth opposite their respective names.

Name	Age	Position
Saverio Pugliese	46	President and Director
David Wolfson	51	Chief Financial Officer and Director
Joseph Rienzi	42	Secretary and Director

Saverio Pugliese

Mr. Pugliese, age 46, our President and Director since January 9, 2013, was the co-founder of and served as President of Be Active Brands, Inc. since its inception on March 10, 2009. From July 2004 to March 2009, Mr. Pugliese was a consultant to various companies in the ice cream industry and invested in an ice cream distribution company. From January 27, 1994 to July 2004, Mr. Pugliese was co-founder of and served as President of Silhouette Brands, Inc., a company specializing in manufacturing and selling fat free, novelty ice cream under the trade name "Silhouette" with the Skinny Cow logo. As a result of his experiences, Mr. Pugliese brings to the Company extensive experiences in the frozen ice cream business, along with strong sales and marketing skills. While earning an Associate’s Degree in business from Nassau Community College in 1986, he founded SD Brands, Inc., and began manufacturing and marketing “Slender Delight Non Fat Ice Cream”, a soft serve ice cream mix.

David Wolfson

Mr. Wolfson, age 51, our Chief Financial Officer and Director since January 9, 2013, served as Chief Financial Officer of Be Active Brands, Inc. since its inception on March 10, 2009. From July 2004 through the present time, Mr. Wolfson, while partnering with Mr. Wexler and Mr. Pugliese, managed the New York offices of his CPA firm, Schulman Lobel Wolfson Zand Abruzzo Katzen & Blackman LLP . Mr. Wolfson served as the in-house accountant of Silhouette Brands Inc. from 1996 to July 2004. After earning a Bachelor of Science degree in accounting at S.U.N.Y Binghamton in 1983, Mr. Wolfson was employed by a local CPA firm. He attained his CPA license in 1990. Mr. Wolfson was chosen to be a director of the Company based on his knowledge and familiarity with Be Active Brands since its inception.

Joseph Rienzi

Mr. Rienzi, age 42, our Secretary and Director since January 9, 2013, served as Vice President and Secretary of Be Active Brands, Inc. since its inception on March 10, 2009. Prior to Be Active, through the present time, Mr. Rienzi has served as Executive Vice President of Rienzi & Sons, Inc., a company specializing in importing, farming, production and distribution of Italian foods worldwide. As a result of his experiences, Mr. Rienzi brings to the Company extensive experiences in the supermarket business, along with strong sales, marketing and promotional skills. Mr. Rienzi’s received his higher education at St. John’s University, graduating with an M.B.A. in Executive Management as well as Executive Programs from Harvard, M.I.T. and Universita di L’Aquila in Italy.

On January 9, 2013, in conjunction with the Merger, Glenn Kesner resigned his positions as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, as well as his position serving on the Company’s Board of Directors. Mr. Kesner’s resignation was not as a result of any disagreements with the Company. In addition, Marc Wexler was appointed and elected as Chief Executive Officer and Chairman of the Company and has since resigned, Mr. Pugliese was appointed and elected as President and Director of the Company, Mr. Wolfson was appointed and elected Chief Financial Officer and Director and Mr. Rienzi was appointed and elected as Secretary and Director.

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified.

There are no family relationships between any of our directors and our executive officers.

Involvement in Certain Legal Proceedings

Except as set forth in the director and officer biographies above, to the Company’s knowledge, during the past ten (10) years, none of the Company’s directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Corporate Governance

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, all executive officer compensation was determined by our board of directors.

Board Independence

We currently have three directors serving on our board of directors.   We are not a listed issuer and, as such, are not subject to any director independence standards.  Using the definition of independence set forth in the rules of the NYSE MKT, none of our directors would be considered independent.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by our chief executive officer and chief financial officer.  No other executive officer had annual compensation in excess of $100,000 during the last two fiscal years:

Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Marc Wexler, Former Chief Executive Officer and Chairman (1)	2012	(7)	5,000	--	--	--	--	--	--	5,000
	2013	(7)	14,424	--	--	--	--	--	--	14,424
Sam Pugliese, President and Director (2)	2012	(7)	5,000	--	--	--	--	--	--	5,000
	2013	(7)	92,308	--	--	--	--	--	--	92,308
David Wolfson, Chief Financial Officer and Director(3)	2012	(7)	--	--	--	--	--	--	--	--
	2013	(7)	--	--	--	--	--	--	--	--
Glenn Kesner (4)	2011		--	--	--	--	--	--	--	--
	2013		--	--	--	--	--	--	--	--
Zeev Joseph Kiper (5)	2012		--	--	--	--	--	--	--	--
	2013		--	--	--	--	--	--	--	--
Hana Abu (6)	2012		--	--	--	--	--	--	--	--
	2013		--	--	--	--	--	--	--	--

(1)	Resigned from his positions as of March 22, 2013.
(2)	President and Director of Be Active since March 10, 2009. Appointed President and Director of the Company on January 9, 2013.
(3)
Chief Financial Officer and Director of Be Active since March 10, 2009. Appointed Chief Financial Officer and Director of the Company on January 9, 2013. Compensation does not include payments by Be Active to Schulman Lobel Wolfson Zand Abruzzo Katzen & Blackman LLP , a public accounting firm that provides consulting (non-auditing) services to Be Active. Mr. Wolfson is a partner of Schulman Lobel Wolfson Zand Abruzzo Katzen & Blackman LLP .

(4)	Former President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director from August 7, 2012 to January 9, 2013.
(5)	Former President, Treasurer and Director from January 22, 2008 to August 7, 2012.
(6)	Former Secretary and Director from October 9, 2008 to August 7, 2012.
(7)	Represents compensation paid as an officer of Be Active during the specified period.

Employment Agreements with Executive Officers

Effective January 9, 2013 the Company entered into an employment agreement with its chief executive officer for a term of two years, to be automatically renewed for successive one year periods thereafter unless either party provides written notice of intention not to renew the agreement. The agreement provided for a base annual salary of $150,000, paid in periodic installments in accordance with the Company’s regular payroll practices and an annual bonus, subject to clawback provisions, based on reaching certain financial targets as defined. The agreement included other benefits and grants under the Company’s 2013 Equity Incentive Plan. On March 22, 2013, the Company’s chief executive officer resigned from all positions he held with the Company and is serving as a consultant to the Company for $150,000 per annum, plus other consideration as provided for in his employment agreement. In May 2013, the former executive officer agreed to reduce the annual fee to $90,000 until the Company obtained sufficient capital to increase the compensation to $150,000 per year.

Effective January 9, 2013 the Company entered into an employment agreement its chief financial officer for a term of two years, to be automatically renewed for successive one year periods thereafter unless either party provides written notice of intention not to renew the agreement. The agreement provided for a base annual salary of $80,000, paid in periodic installments in accordance with the Company’s regular payroll practices and an annual bonus, subject to clawback provisions, based on reaching certain financial targets as defined. The agreement includes other benefits and grants under the Company’s 2013 Equity Incentive Plan. The chief financial officer has proposed an amendment to the employment agreement providing that the base salary under the agreement be applied to accounting fees to the public accounting firm, where he is a partner, that provides nonaudit services to the Company.  Costs incurred pursuant to this agreement for the six months ended September 30, 2013 are included in professional fees.

Effective January 9, 2013 the Company entered into an employment agreement with its president for a term of two years, to be automatically renewed for successive one year periods thereafter unless either party provides written notice of intention not to renew the agreement. The agreement provided for a base salary of $150,000, paid in periodic installments in accordance with the Company’s regular payroll practices and an annual bonus, subject to clawback provisions, based on reaching certain financial targets as defined. The agreement includes other benefits and grants under the Company’s 2013 Equity Incentive Plan.

Since the Company currently does not have a Compensation Committee, the current Board of Directors, exclusive of the executive for which the criteria was adopted, unanimously set forth certain financial and strategic milestone that, if achieved, would give rise to the executive’s bonus eligibility.

Outstanding Equity Awards at Fiscal Year End

There were no outstanding equity awards issued to our named executive officers as of December 31, 2013.

Director Compensation

We have not adopted compensation arrangements for members of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during our last completed fiscal year, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Be Active

On January 9, 2008, we issued 3,000,000 shares of its common stock to Mr. Zeev Joseph Kiper, our then President, Treasurer and Director, for cash payment of $300.

On July 20, 2009, we issued 1,000,000 shares of its common stock to Ms. Hana Abu, our then Secretary and Director, for cash payment of of $100.

On April 12, 2010, we issued 450,000 shares of its common stock to Ms. Hana Abu, our then Secretary and Director, for cash payment of of $9.000.

Three notes payable, dated 12/31/10, 12/31/10 and 12/31/09, in the amounts of $161,021, $161,021 and $25,555 were issued to two officers, Mr. Wexler and Mr. Pugliese and one former officer, Mr. Haramis of Be Active. In November 2012, Messrs. Wexler and Pugliese advanced $200,000 to Be Active.

Be Active held a revolving credit facility at Signature Bank for $200,000, with interest at the prime rate, plus 1% per annum. The primary obligors on the facility were our former Chief Executive Officer and Chairman, Marc Wexler, and our President and Director, Saverio Pugliese, and the Company is a guarantor. In March 2012, Messrs Wexler and Pugliese were repaid $14,000 each for reimbursed expenses.  On November 15, 2012, two Class A common shareholders who were officers of Be Active and currently are officers of the Company advanced Be Active $200,000, the proceeds of which were used to repay $198,000 of the revolving credit facility.

Our Chief Financial Officer, David Wolfson, is a partner of Schulman Lobel Wolfson Zand Abruzzo Katzen & Blackman LLP, a public accounting firm that provides consulting (non-auditing) services to the Company. For the periods ended December 31, 2012 and 2011, we incurred $104,246 and $52,000 respectively, to the accounting firm for accounting, consulting and tax services.

Be Active rented space from a company that is owned by Marc Wexler, our former Chief Executive Officer and Chairman, Saverio Pugliese, our President and Director, and David Wolfson, our Chief Financial Officer and Director.  For the year ended December 31, 2012 and 2011, rent paid was $40,334 and $10,500, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of February 12, 2014 regarding the beneficial ownership of our Common Stock by (i) each person or entity who, to our knowledge, owns more than 5% of our Common Stock; (ii) our executive officers named in the Summary Compensation Table below; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Be Active Holdings, Inc., 1010 Northern Blvd., Great Neck, NY 11021.  Shares of Common Stock subject to options, warrants, conversion rights or other rights currently exercisable or exercisable within 60 days of February 12, 2014, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number Of Common Shares Beneficially Owned	Percentage Owned (1)	Number Of SeriesB Preferred Shares Beneficially Owned	Percentage Owned(6)	Percentage of Total Voting Power (7)

Marc Wexler (2)	2,500,000	2.7%	0	0%	%
Saverio Pugliese (3)	6,839,555	7.3%	1	33.33%	13.3334%
David Wolfson (4)	454,028	*	1	33.33%	13.3334%
Joseph Rienzi (5)	6,839,556	7.3%	1	33.33%	13.3334%
All directors and officers as a group (3 persons)	14,133,140	14.6%	3	100%	40%

*Less than one percent
(1)	Based on 93,741,002 shares of our Common Stock issued and outstanding as of February 12, 2014.
(2)	Former Chief Executive Officer and Chairman of the Company. Resigned from both positions on March 22, 2013.
(3)	President and Director of the Company.
(4)	Chief Financial Officer and Director of the Company.
(5)	Secretary and Director of the Company.
(6)	Based on 3 shares of our Series B Preferred Stock outstanding as of February 12, 2014.
(7)
Holders of our Common Stock are entitled to one vote per share. Holders of our Series B preferred stock are entitled to the number of votes on such matters equal to (i) the product of (a) the number of shares of Series B Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Corporation’s Common Stock (taking into account the effective outstanding voting rights of the Series B Preferred Stock), as of the record date for the vote and (c) 0.13334 less (ii) the number of shares of Common Stock beneficially held by such holder on such date.  Accordingly the Series B Preferred shares are entitled to a total of 36,045,733 votes as of January 30, 2014.

SELLING STOCKHOLDERS

Up to 158,652,485 shares of Common Stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and include the following:

·	63,993,768 shares of Common Stock issued to the investors in the Private Placement in January and April of 2013;
·	55,217,258 shares of Common Stock issuable upon the exercise of outstanding warrants issued to the investors in the private placement in January and April 2013.
·	39,441,459 shares of Common Stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock issued to the investors in the private placement in January and April 2013.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.

The 158,652,485 shares of Common Stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our Common Stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of acquisition of our shares or other securities.  To the best of our knowledge, none of the selling stockholders is a broker dealer or an affiliate of a broker dealer other than as described in the footnotes to the table below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 93,741,002 shares of Common Stock outstanding as of February 12, 2014.

	Ownership Before Offering			Ownership After Offering (1)
Selling Stockholder	Number of shares of Common Stock beneficially owned		Number of shares offered	Number of shares of Common Stock beneficially owned	Percentage of Common Stock beneficially owned
Stuart H. Smith	11,333,334	(3)	11,333,334	0	0.00%
Sandor Capital Master Fund (2)	40,036,764	(4)	40,036,764	0	0.00%
Gerri Entler	1,677,840	(5)	1,677,840	0	0.00%
Terence McMahon	671,164	(6)	671,164	0	0.00%
John Wachter	6,715,408	(7)	6,715,408	0	0.00%
StarCity Capital LLC(8)	6,666,666	(9)	6,666,666	0	0.00%
The John St. Thomas and Barbara St. Thomas Revocable 2005 Trust Dated 9/9/2005 (10)	2,000,000	(11)	2,000,000	0	0.00%
HS Contrarian Investments LLC(12)	3,333,336	(13)	3,333,336	0	0.00%
Sichenzia Ross Friedman Ference LLP(14)	4,166,668	(15)	4,166,668	0	0.00%
Melechdavid, Inc. (16)	3,333,334	(17)	3,333,334	0	0.00%
Jonathan Honig	3,333,336	(18)	3,333,336	0	0.00%
Alpha Capital Anstalt (19)	16,666,666	(20)	16,666,666	0	0.00%
Brio Capital Master Fund Ltd. (21)	8,500,000	(22)	8,500,000	0	0.00%
Erick Richardson	2,000,000	(23)	2,000,000	0	0.00%
Marc Wexler (24)	2,500,000		2,500,000	0	0.00%
Saverio Pugliese (25)	6,839,555		6,839,555	0	0.00%
William Haramis (26)	4,843,823		4,843,823	0	0.00%
Steve Feinman	231,436		231,436	0	0.00%
Douglas Steinberg	231,436		231,436	0	0.00%
William Kunkel	231,436		231,436	0	0.00%
David Wolfson (27)	454,028		454,028	0	0.00%
Joseph Rienzi (28)	6,839,556		6,839,556	0	0.00%
John Toth	2,746,701		2,746,701	0	0.00%
John Bostock	833,333		833,333	0	0.00%
Robert S. Colman	1,666,667		1,666,667	0	0.00%
William C. Stevens	833,333		833,333	0	0.00%
Michael J. Wright	3,333,333		3,333,333	0	0.00%
JF Partners (29)	5,000,000		5,000,000	0	0.00%
R. Stephen Doyle	1,666,667		1,666,667	0	0.00%
James A. McCarthy	833,333		833,333	0	0.00%
Mark Rossi	833,333		833,333	0	0.00%
Bashkim Celaj	533,333		533,333	0	0.00%
Isuf Celaj	533,333		533,333	0	0.00%
Haxhe Celaj	533,333		533,333	0	0.00%
Besnik Celaj	533,333		533,333	0	0.00%
Frank Cormio	1,666,667		1,666,667	0	0.00%
Maria Scarano	1,666,667		1,666,667	0	0.00%
KDW Investors (30)	2,833,333		2,8333,333	0	0.00%
TOTAL:	158,652,485	(31)	158,652,485	0	0.00%

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our Common Stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(2)	John S. Lemak, as Manager of Sandor Capital Master Fund, has voting and dispositive power over shares held by Sandor Capital Master Fund.
(3)
Includes 739,130 shares of Common Stock, 4,927,537 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, and 5,666,667 shares of Common Stock issuable upon the exercise of outstanding warrants.

(4)
Includes 2,421,128 shares of Common Stock, 17,597,254 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, and 20,018,382 shares of Common Stock issuable upon the exercise of outstanding warrants.

(5)	Includes 838,920 shares of Common Stock and 838,920 shares of Common Stock issuable upon the exercise of outstanding warrants.
(6)	Includes 335,582 shares of Common Stock and 335,582 shares of Common Stock issuable upon the exercise of outstanding warrants.
(7)	Includes 3,357,704 shares of Common Stock and 3,357,704 shares of Common Stock issuable upon the exercise of outstanding warrants.
(8)	Yoseph Levin, as Manager of StarCity Capital LLC, has voting and dispositive power over shares held by StarCity Capital, LLC.
(9)	Includes 3,333,333 shares of Common Stock and 3,333,333 shares of Common Stock issuable upon the exercise of outstanding warrants.
(10)
John St. Thomas and Barbara St. Thomas, as Trustees of the The John St. Thomas and Barbara St. Thomas Revocable 2005 Trust Dated 9/9/2005, share voting and dispositive power over shares held by John St. Thomas and Barbara St. Thomas TTEES.

(11)	Includes 1,000,000 shares of Common Stock and 1,000,000 shares of Common Stock issuable upon the exercise of outstanding warrants.
(12)	John Stetson, as Manager of HS Contrarian Investments, LLC, has voting and dispositive power over shares held by HS Contrarian Investments, LLC.
(13)	Includes 1,666,668 shares of Common Stock and 1,666,668 shares of Common Stock issuable upon the exercise of outstanding warrants.
(14)
Gregory Sichenzia, Marc J. Ross, Richard A. Friedman, Michael Ference, Thomas A. Rose, Jeffrey Fessler, Harvey Kesner, Benjamin Tan, Andrea Cataneo and Darrin M. Ocasio have shared voting and dispositive power over the shares of Common Stock held by Sichenzia Ross Friedman Ference LLP.  Sichenzia Ross Friedman Ference LLP is legal counsel to the Company and received all of such shares being sold in this offering as compensation for legal services provided.

(15)	Includes 2,083,334 shares of Common Stock and 2,083,334 shares of Common Stock issuable upon the exercise of outstanding warrants.
(16)	Mark Groussman, as President of Melechdavid, Inc., has voting and dispositive power over shares held by Melechdavid, Inc..
(17)	Includes 1,666,667 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, and 1,666,667 shares of Common Stock issuable upon the exercise of outstanding warrants.
(18)	Includes 1,666,668 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, and 1,666,668 shares of Common Stock issuable upon the exercise of outstanding warrants.
(19)	Konrad Ackerman, as Director of Alpha Capital Anstalt, has voting and dispositive power over shares held by Alpha Capital Anstalt.
(20)	Includes 8,333,333 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock and 8,333,333 shares of Common Stock issuable upon the exercise of outstanding warrants.
(21)	Shaye Hirsch, as Director of Brio Capital Master Fund Ltd., has voting and dispositive power over shares held byBrio Capital Master Fund Ltd.
(22)	Includes 4,250,000 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock and 4,250,000 shares of Common Stock issuable upon the exercise of outstanding warrants.
(23)	Includes 1,000,000 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock and 1,000,000 shares of Common Stock issuable upon the exercise of outstanding warrants.
(24)	Marc Wexler is our former Chief Executive Officer. Mr. Wexler resigned from his positions as of March 22, 2013.
(25)	Saverio Pugliese is our current President and serves on our Board of Directors.
(26)	William Haramis is the former Secretary of Be Active. Mr. Haramis resigned his positions as of May 11, 2011.
(27)	David Wolfson is our current Chief Financial Officer and serves on our Board of Directors.
(28)	Joseph Rienzi is our current Secretary and serves on our Board of Directors.
(29)	Jeff Johson, as a managing member of JF Partners, has voting and dispositive power over shares held by JF Partners.
(30)	Vincent DeFiore, as a managing member of KDW Investors, has voting and dispositive power over shares held by KDW Investors.
(31)
Includes 63,993,768 shares of Common Stock, 39,441,459 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, and 55,217,258 shares of Common Stock issuable upon the exercise of outstanding warrants.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized 550,000,000 shares of capital stock, of which 400,000,000 are shares of Common Stock, par value $0.0001 per share, and 150,000,000 are shares of preferred stock, par value $0.0001.

Capital Stock Issued and Outstanding

We have issued and outstanding securities on a fully diluted basis:

•	93,741,002 shares of Common Stock;

•	Warrants to purchase 55,217,258 shares of Common Stock;

•	39,441,459 shares of Series A Convertible Preferred Stock which are convertible into 39,441,459 shares of Common Stock; and

•
3 shares of Series B Convertible Preferred Stock which, using number of shares issued and outstanding as of February 12, 2014, will be convertible into approximately 36,045,733 shares of Common Stock on April 26, 2014, subject to adjustment.

Common Stock

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

We have designated forty million (40,000,000) shares of preferred stock, par value $0.0001 per share as Series A Convertible Preferred Stock.  Each share of Series a Convertible Preferred Stock is entitled to one vote per share.  Each share of Series A Convertible Preferred Stock is convertible, at the shareholders election, into one share of the Company’s Common Stock (subject to limitations on the holder’s ability to convert in the event such conversion causes the holder to beneficially own in excess of 4.99% of the our issued and outstanding Common Stock, subject to a discretionary waiver in such limitation by the holder upon 61 days’ notice.).

Series B Convertible Preferred Stock

We have designated four (4) shares of preferred stock, par value $0.0001 per share as Series B Convertible Preferred Stock.  Each share of Series B Convertible Preferred Stock is entitled to such number of votes on all matters submitted to shareholders that is equal to (i) the product of (a) the number of shares of Series B Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Corporation’s Common Stock (taking into account the effective outstanding voting rights of the Series B Convertible Preferred Stock), as of the record date for the vote and (c) 0.13334 less (ii) the number of shares of Common Stock beneficially held by such holder on such date.  Additionally, on the twelve month anniversary date of the date of issuance of the Series B Convertible Preferred Stock, each outstanding share of Series B Convertible Preferred Stock shall automatically, and without further action on the part of the holder, convert into such number of fully paid and non-assessable shares of Common Stock as shall cause the holder to own, along with any other securities of the Company beneficially owned on the conversation date by them, 13.334% of the issued and outstanding Common Stock of the Corporation, calculated on the conversion date.

Options and Warrants

Options under the Plan

We adopted our 2013 Equity Incentive Plan pursuant to which 8,550,000 shares of the Common Stock are reserved for issuance to employees, directors, consultants, and other service providers. To date, no awards have been granted under the 2013 Equity Incentive Plan.

Warrants

In connection with the January Private Placement, we issued three year warrants to purchase an aggregate of 3,902,993 shares of our Common Stock at an exercise price of $0.30 per share, subject to certain adjustments.  The Warrants contain limitations on exercise, including the limitation that the holders may not convert their warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of our outstanding shares of Common Stock (subject to an increase upon at least 61-days’ notice by the subscriber to us, of up to 9.99%).  For as long as the Warrant remains outstanding, the Warrant contains standard anti-dilution protection in the event we issue Common Stock at a lower per share price.  In connection with the April Private Placement, the exercise price of the warrants was reduced to $0.03 per share.

In connection with the April Private Placement, we issued five year warrants to purchase an aggregate of 28,333,334 shares of our Common Stock at an exercise price of $0.05 per share, subject to certain adjustments.  The Warrants contain limitations on exercise, including the limitation that the holders may not convert their warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of our outstanding shares of Common Stock (subject to an increase upon at least 61-days’ notice by the subscriber to us, of up to 9.99%).  For as long as the Warrant remains outstanding, the Warrant contains standard anti-dilution protection in the event the Company’s issues Common Stock at a lower per share price.

In connection with the sale of the units, we were required to issue to investors in the Company’s January Private Placement, additional shares of Common Stock (or, at the election of such investor who would, as a result of such issuance, become the holder of in excess of 5% of the Company’s issued and outstanding Common Stock, shares of Series A Convertible Preferred Stock), in connection with certain anti-dilution protection provided to such prior investors under the terms of the January Private Placement.  As a result of the foregoing, we issued an aggregate of an additional (a) 3,789,473 shares of Common Stock (b) 19,191,458 shares of Series A Convertible Preferred Stock and (c) warrants to purchase an additional 22,980,931 shares of Common Stock at an exercise price of $0.03 per share.  Furthermore, the exercise price of the warrants issued in the January Private Placement was reduced to a per share exercise price of $0.03.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation and By-Laws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director's duty of loyalty to the corporation or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

PLAN OF DISTRIBUTION

The selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have not been advised of any arrangements by the selling stockholders for the sale of any of the Common Stock owned by them.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	crosses, where the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the transfer; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the transfer is complete.

Any selling stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under that statute, including, without limitation, possibly Regulation M. This may limit the timing of purchases and sales of any of the securities by a selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the Common Stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York, will pass upon the validity of the shares of Common Stock offered by the selling stockholders under this prospectus.  Sichenzia Ross Friedman Ference LLP is the beneficial holder of 4,166,668 shares, which includes 2,083,334 shares of Common Stock and 2,083,334 shares of Common Stock issuable upon the exercise of outstanding warrants, which are being registered pursuant to this prospectus.

EXPERTS

The consolidated financial statements of Be Active Holdings, Inc. as at December 31, 2012 and for the year then ended have been audited by Cornick, Garber & Sandler, LLP and the financial statements of Be Active Holdings, Inc. as at December 31, 2011 and for the year then ended have been audited by Friedman LLP, independent registered public accounting firms as set forth in their respective reports, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of Common Stock offered by this prospectus. The registration statement contains additional information about us and our shares of Common Stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.  Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of
December 31, 2011 and 2012 (audited) and September 30, 2013 (unaudited)	F-4

Consolidated Statements of Operations for the years ended
December 31, 2011 and 2012 (audited) and the nine months ended
September 30, 2012 and 2013 (unaudited)	F-5

Statements of Changes in Stockholders’ Deficit for the years ended
December 31, 2011 and 2012 (audited) and the nine months
ended September 30, 2013 (unaudited)	F-6

Consolidated Statements of Cash Flows for the years ended
December 31, 2011 and 2012 (audited) and the nine months ended
September 30, 2012 and 2013 (unaudited)	F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and
Board of Directors
Be Active Holdings, Inc.

We have audited the accompanying balance sheet of Be Active Holdings, Inc. as of December 31, 2012 and the related statements of operations, changes in stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, based on our audit the financial statements referred to above present fairly, in all material respects, the financial position of Be Active Holdings, Inc. as of December 31, 2012 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations, stockholders’ deficit, and inability to generate sufficient cash flow to meet its obligations and sustain its operations raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 2 to the financial statements. The financial statements do not include any adjustments to that might result from the outcome of this uncertainty.
/s/ Cornick, Garber & Sandler, LLP
CORNICK, GARBER & SANDLER, LLP
New York, New York
May 20, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Be Active Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Be Active Holdings, Inc. and subsidiary (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Friedman LLP

Marlton, New Jersey
December 7, 2012

BE ACTIVE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,		September 30,
	2011	2012	2013
			(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$59,653	$6,452	$121,581
Accounts receivable	88,793	36,157	34,813
Inventory	296,991	276,644	59,209
Prepaid expenses and other assets	10,339	7,297	112,196
Total current assets	455,776	326,550	327,799

Property and equipment, net	1,132	677	3,819
Security deposit	-	-	6,560

Total assets	$456,908	$327,227	$338,178

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Notes payable, related parties	$188,001	$-	$-
Accounts payable	128,411	248,363	29,539
Accrued expenses and taxes	31,638	57,384	95,462
Note payable	-	50,000	-
Due to officers/stockholders	347,597	584,789	520,100
Total current liabilities	695,647	940,536	645,101

Deferred rent	-	-	6,100
Mandatory convertible debt	-	393,663	-

Total liabilities	695,647	1,334,199	651,201

Stockholders' deficit
Preferred stock, par value $0.0001 per share, 150,000,000 shares authorized; issued and outstanding as of December 31, 2011 and 2012 and September 30, 2013 as follows:
Series A Preferred stock, 40,000,000 shares designated;
39,441,458 shares issued and outstanding at September 30, 2013	-	-	3,944
Series B Convertible Preferred stock; 4 shares designated;
3 shares issued and outstanding at September 30, 2013	-	-	-
Common stock, par value $0.0001, per share, 400,000,000 shares
authorized; 28,730,900, 29,502,750 and 92,684,664 shares issued and issuable	2,873	2,950	9,269
at December 31, 2011, 2012 and September 30, 2013, respectively
Additional paid-in capital	1,326,127	1,496,050	4,099,655
Accumulated deficit	(1,567,739)	(2,505,972)	(4,425,457)
Treasury stock at cost; 4,339,555 shares			(434)
Total stockholders' deficit	(238,739)	(1,006,972)	(313,023)
Total liabilities and stockholders' deficit	$456,908	$327,227	$338,178

See notes to financial statements.

BE ACTIVE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)

Net Sales	$1,421,954	$1,028,729	$962,555	$127,854

Cost of Goods	1,506,921	1,123,029	975,653	217,436 *
Gross Loss	(84,967)	(94,300)	(13,098)	(89,582)

Operating Expenses
Selling expenses	717,350	241,513	219,553	94,317
General and administrative	458,459	584,299	388,952	673,687
Stock-based compensation	-	-	-	1,060,245
Depreciation and amortization expense	308	455	365	720
Total operating expenses	1,176,117	826,267	608,870	1,828,969

Loss from operations before other expenses	(1,261,084)	(920,567)	(621,968)	(1,918,551)

Other Expenses
Interest expense, net	6,992	17,560	8,789	934
Loss on sale of bonds	6,922	-	-	-
Miscellaneous expense	2,496	106	-	-
Total other expenses	16,410	17,666	8,789	934

Net Loss	$(1,277,494)	$(938,233)	$(630,757)	$(1,919,485)

Net loss per common share (Basic and fully diluted)	$(0.05)	$(0.03)	$(0.02)	$(0.03)

Number of common shares used to compute net loss per share	28,361,458	29,377,101	29,379,798	72,785,907

* Includes write down of obsolete and unusable inventory (Note 4)

See notes to financial statements.

BE ACTIVE HOLDINGS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2011, 2012 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
(Information for the nine months ended September 30, 2013 is unaudited)

	Common Stock		Preferred Series A Stock		Preferred Series B Stock		Additional Paid-In	Accumulated	Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Total
Balance, January 1, 2011	23,736,592	$2,374	-	-	-	-	$226,626	$(290,245)	-	-	$(61,245)

Issuance of Class B stock - as converted	4,994,308	499	-	-	-	-	1,099,501	-	-	-	1,100,000

Net loss	-	-	-	-	-	-	-	(1,277,494)	-	-	(1,277,494)

Balance, December 31, 2011	28,730,900	2,873	-	-	-	-	1,326,127	(1,567,739)	-	-	(238,739)

Issuance of Class B stock - as converted	771,850	77	-	-	-	-	169,923	-	-	-	170,000

Net loss	-	-	-	-	-	-	-	(938,233)	-	-	(938,233)

Balance, December 31, 2012	29,502,750	2,950	-	-	-	-	1,496,050	(2,505,972)	-	-	(1,006,972)

Shares of previous holding company	20,851,336	2,086	-	-	-	-	(2,086)	-	-	-	-
retained after merger

Conversion of bridge notes and interest,
net of deferred financing costs	2,076,906	208	-	-	-	-	387,767	-	-	-	387,975

Sale of common stock in offering,
net of related fees	1,826,087	183	-	-	-	-	395,465	-	-	-	395,648

Sale of common and preferred stock in
offering, net of related fees	8,083,334	808	20,250,000	2,025	-	-	697,167	-	-	-	700,000

Shares issued for anti-dilution protection	3,789,473	379	19,191,458	1,919	-	-	(2,298)	-	-	-	-

Additional shares issued to certain Be Active
Brands stockholders	23,054,778	2,305	-	-	-	-	(2,305)	-	-	-	-

Issuance of Preferred Convertible Series B Stock	-	-	-	-	3	-	1,060,245	-	-	-	1,060,245

Purchase of treasury shares	-	-	-	-	-	-	-	-	(4,339,555)	(434)	(434)

Shares issued or issuable for consulting services	3,500,000	350	-	-	-	-	69,650	-	-	-	70,000

Net Loss	-	-	-	-	-	-	-	(1,919,485)	-	-	(1,919,485)

Balance, September 30, 2013	92,684,664	$9,269	39,441,458	$3,944	3	$-	$4,099,655	$(4,425,457)	(4,339,555)	$(434)	$(313,023)

See notes to financial statements.

BE ACTIVE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)
Cash flows from operating activities
Net loss	$(1,277,494)	$(938,233)	$(630,757)	$(1,919,485)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	308	455	365	720
Stock-based compensation	-	-	-	1,060,245
Stock granted for consulting services	-	-	-	70,000
Common stock issued as interest on bridge note	-	-	-	949
Changes in assets and liabilities:
Decrease (Increase) in accounts receivable	8,662	52,636	(2,775)	1,344
Decrease (Increase) in inventory	(93,055)	20,347	36,032	217,435
Increase in security deposit	-	-	-	(6,560)
Decrease (Increase) in prepaid expenses	46,661	10,542	10,339	(104,899)
Increase in deferred rent	-	-	-	6,100
Increase (Decrease) in accounts payable
and accrued expenses	59,126	154,361	155,574	(180,747)
Net cash used in operating activities	(1,255,792)	(699,892)	(431,222)	(854,898)

Cash flows from investing activities
Purchases of property and equipment	(668)	-	-	(3,861)

Cash flows from financing activities
Proceeds from (repayments of) borrowings / credit line	46,922	(188,001)	198,000	-
Proceeds from mandatory convertible debt	-	385,000	135,000	-
Costs related to borrowings	-	(7,500)	-	-
Proceeds from (repayments of) note payable	-	50,000	(103,001)	(50,000)
Proceeds from private placements	1,100,000	170,000	170,000	1,270,000
Costs of private placements	-	-	-	(180,989)
Purchase of treasury stock	-	-	-	(434)
Increase (Decrease) in due to officers/stockholders	-	237,192	(28,000)	(64,689)
Net cash provided by financing activities	1,146,922	646,691	371,999	973,888

Net increase (decrease) in cash
and cash equivalents	(109,538)	(53,201)	(59,223)	115,129

Cash and cash equivalents, beginning of period	169,191	59,653	59,653	6,452
Cash and cash equivalents, end of period	$59,653	$6,452	$430	$121,581

Supplemental cash flow disclosures:
Interest paid	$8,627	$9,083	$5,491	$-
State minimum taxes and franchise fees paid	$3,406	$3,153	$6,049	$658

Noncash Transactions:

Stock issued for Series B Convertible Preferred Stock				$1,060,245

Merger with Be Active Brands, Inc. through the conversion of 1,000 and
299.6 shares of Be Active Class A and Class B common stock, respectively, for 29,502,750 shares of the Company's common stock, the cancellation of 90,304,397 shares of the Company's common stock and the spin-off of all assets and liabilities of the Company prior to the merger to a subsidiary

In April 2013 an aggregate of 26,844,251 shares of common stock and 19,191,458 shares of preferred stock were issued for anti-dilution protection to stockholders

In April 2013 the Company issued 3 shares of Series B Convertible Preferred Stock

See notes to financial statements.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

1. ORGANIZATION AND OPERATIONS

Merger

On January 9, 2013, Be Active Holdings, Inc. f/k/a  Superlight, Inc. (“Holdings”), a previous substantially inactive publicly traded corporation, Be Active Acquisition Corp., Holdings’ newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”) and Be Active Brands, Inc. (“Brands”), an entity incorporated in Delaware on March 10, 2009 and based in New York, entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”). Upon closing of the transaction under the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Brands, with Brands as the surviving corporation, which became a wholly-owned subsidiary of Holdings. At the closing of the Merger, an aggregate of 1,000 shares of Brands’ Class A common stock and 299.6 shares of Class B common stock, issued and outstanding immediately prior to the closing of the Merger were converted into an aggregate 29,502,750  shares of the Holdings’ common stock,  $0.0001 par value, per share. Under the terms of the Merger Agreement, holders of the Class A and Class B common stock of Brands were treated equally as it relates to consideration paid in connection with the Merger.

Immediately following the closing of the Merger, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, Holdings transferred all of its pre-Merger assets and liabilities to another wholly-owned subsidiary, Superlight Holdings, Inc., a Delaware corporation (“SplitCo”).  Thereafter, pursuant to a Stock Purchase Agreement, Holdings transferred all of the outstanding capital stock of SplitCo to a former officer and director of Holdings in exchange for the cancellation of an aggregate of 90,304,397 shares of  Holdings’ common stock held by such person (the “Split-Off”), which left 20,851,336 shares of Holdings’ common stock held by persons who were stockholders of Holdings prior to the Merger and which constitute  Holdings’ “public float” prior to the Merger that will continue to represent the shares of the Company’s common stock eligible for resale without further registration by the holders thereof, until such time as the applicability of Rule 144 or other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) or the effectiveness of a further registration statement under the Securities Act, permits additional sales of issued shares.

The Merger is being accounted for as a reverse-merger and recapitalization with Brands as the acquirer for financial reporting purposes and Holdings as the acquired company.  Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of Brands and are recorded at the historical cost basis of Brands and the consolidated financial statements after completion of the Merger include the assets and liabilities of Holdings and Brands, and the historical operations of Holdings and Brands from the closing date of the Merger. The stockholders’ equity section has been retroactively restated for all periods presented to reflect the accounting effect of the reverse-merger transaction on the basis of the 22,701:1 exchange ratio on the Merger date.  All references to “we” or the “Company” in these financial statements refer to operations and capital transactions of Brands for all periods prior to the Merger.

The Company sells frozen yogurt and fudge bars and offers ice creams in various flavors to retailers with stores in New York, New Jersey, Connecticut, Massachusetts, Rhode Island, Maine, Pennsylvania, Ohio and Florida.  The Company intends to expand its regional growth to a national level and global presence in sales of premium quality low-fat, low calorie, low-carbohydrate, vitamin and probiotic enriched frozen yogurt and products under the brand name “Jala”.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

2. GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established revenues sufficient to cover its operating costs and allow it to continue as a going concern. The Company has incurred significant net losses since inception and at September 30, 2013, has a working capital deficiency of $317,302, an accumulated deficit of $4,425,457 and stockholders’ deficit of $313,023. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating expenses until it become profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company through sales of its products in combination with equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and our wholly-owned subsidiary and have been prepared in accordance with accounting principles generally accepted in the United States of America.  All significant intercompany transactions and balances have been eliminated.

All references to common stock, share and per share amounts prior to the Merger have been retroactively restated to reflect the exchange ratio of 22,701:1 of common stock for each share of Brands stock outstanding immediately prior to the merger as if the exchange had taken place as of those dates.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2013, the consolidated statements of operations, and cash flows for the nine month periods ended September  30, 2012 and 2013, and the consolidated statement of stockholders’ deficit for the nine months ended September 30, 2013 are unaudited.  These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for the nine months ended September 30, 2013 are not necessarily indicative of the results for a full year.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

 Financial Instruments

The Company considers the carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and notes payable to approximate their fair values because of their relatively short maturities.

Accounts Receivable

Accounts receivable consist of amounts due from customers. The Company records an allowance for doubtful receivables, if necessary, to allow for any amounts which may be unrecoverable.  The allowance is based upon an analysis of the Company’s prior collection experience, customer creditworthiness and current economic trends. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2011, 2012 and September 30, 2013, no allowance for doubtful accounts was required.

Inventory

Inventory consists primarily of packaging, raw materials and finished goods held for distribution.  Inventory is stated at the lower of cost (first-in, first-out) or market.  In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and the distribution channel, the estimated time to sell such inventory, remaining shelf life and the current expected market conditions.  Adjustments to reduce inventory to its net realizable value are charged to cost of goods sold.

Shipping and Handling Costs

The Company classifies shipping and handling costs as part of selling expense.  Shipping and handling costs were $129,015 and $109,775 for the years ended December 31, 2011 and 2012 and $99,565 and $5,189 for the nine months ended September 30, 2012 and 2013, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at several financial institutions.  The Company has not experienced any losses in such accounts.  Federal legislation provides for FDIC insurance of up to $250,000.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

Maintenance and repairs are charged to operating expenses as they are incurred. Improvements and betterments, which extend the lives of the assets, are capitalized. The cost and accumulated depreciation of assets retired or otherwise disposed of are removed from the appropriate accounts and any profit or loss on the sale or disposition of such assets is credited or charged to income.

Revenue Recognition

Revenue is recognized, net of discounts, rebates, promotional adjustments, price adjustments and estimated returns, upon transfer of title and risk to the customer which occurs at shipping (F.O.B. terms). Upon shipment, the Company has no further performance obligations.

Share-Based Compensation

The Company recognizes compensation expense for all share-based payment awards made to employees, directors and others based on the estimated fair values on the date of the grant.  Common stock equivalents are valued using the Black-Scholes Option-Pricing Model using the known or equivalent market value of common stock on the date of valuation, an expected dividend yield of zero, the remaining period or maturity date of the common stock equivalent and the expected volatility of common stock.

Income (Loss) per Common Share

Basic income (loss) per share is computed by dividing the net income or loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding during the years ended December 31, 2011 and 2012. The effect of outstanding warrants and convertible stock for the nine months ended September 30, 2013 was anti-dilutive.

All per share amounts prior to the Merger have been retroactively restated to reflect the exchange ratio of 22,701:1 of common stock for each share of Brands stock outstanding immediately prior to the merger as if the exchange had taken place as of those dates.

Income Taxes

The Company provides for income taxes under FASB ASC 740 – Income Taxes, which requires the use of an assets and liabilities approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided when realization of deferred tax assets is not considered more likely than not.

The Company’s policy is to classify income tax assessments, if any, for interest in interest expense and for penalties in general and administrative expenses.

The Company’s income tax returns for the years from 2010 to 2012 are subject to examination by the tax authorities.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

Advertising Costs

Advertising costs are expensed as incurred. Total advertising was $158,307 and $26,115 for the years ended December 31, 2011 and 2012 and $25,497 and $4,644 for the nine months ended September 30, 2012 and 2013, respectively.

4.  INVENTORY

Inventory consists of the following:
	December 31,		September 30,
	2011	2012	2013
Raw materials	$118,546	$91,814	$-
Finished product	178,445	184,830	59,209
Total	$296,991	$276,644	$59,209

Approximately all of the cost of goods sold for the nine months ended September 30, 2013 resulted from the write-off in the quarter ended June 30, 2013 of obsolete packaging materials and the write-off of inventory which reached its expiration date prior to sale.

5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,		September 30,
	2011	2012	2013
Furniture and Fixtures	$2,276	$2,276	$6,138
Less: Accumulated depreciation	(1,144)	(1,599)	(2,319)
Balance	$1,132	$677	$3,819

6. NOTE PAYABLE, RELATED PARTIES

In 2011, the Company received advances from two common stockholders who borrowed amounts under a $200,000 bank revolving credit facility, which was guaranteed by the Company and collateralized by the Company’s assets. In November 2012, the $198,000 balance then outstanding under the line of credit was repaid by the Company from additional funds received from the stockholders.  Such funds are included in “due to officers/stockholders” on the balance sheet at December 31, 2012 and June 30, 2013.  The line of credit with the bank was discontinued on December 3, 2012.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

7. DUE TO OFFICERS/STOCKHOLDERS

As of December 31, 2011 and 2012, Due to officers/stockholders was comprised of unsecured advances from three officers/stockholders and one stockholder. As of September 30, 2013, amounts payable to two officer/stockholders and two stockholders comprised Due to officers/stockholders.  One of the officers resigned on March 22, 2013 and is solely a stockholder.  The other stockholder had resigned as an officer in a prior year. These loans are payable on demand without interest.

8. 10% SECURED CONVERTIBLE PROMISSORY NOTES

On August 12, 2012, the Company entered into a Securities Purchase Agreement to sell up to a maximum of $600,000 of the Company’s 10% Secured Convertible Promissory Notes (“Notes”).

The Notes were scheduled to mature one year from issuance with interest of 10% per annum, being accrued on the unpaid principal amount of the Notes until paid upon maturity, or earlier prepayment or conversion, as defined. The Notes also contained a provision requiring mandatory conversion to common stock upon the occurrence of certain events, such as the Merger and were converted into 2,076,906 shares of common stock on the Merger date.

In August 2012 and November 2012, the Company sold $135,000 and $250,000, respectively, of the 10% Secured Convertible Promissory Notes to investors. Through December 31, 2012 and June 30, 2013, accrued interest on the Notes was $8,663 and $9,612, respectively, and was settled in shares of the Company’s common stock. On January 3, 2013, the Note holders were notified that the conversion price in connection with the Merger would be $0.19 per unit.

The number of conversion securities issuable upon conversion of the Notes was determined by dividing the outstanding principal amount of the Notes and accrued interest on the conversion date by the conversion price in effect.  As a result, $394,612 in Notes and accrued interest was converted to an aggregate of 2,076,906 shares of the Company’s common stock in January 2013.

9. CAPITAL STOCK

Following the closing of the Merger, the Company sold an aggregate of 1,826,087 units (“Units”) in a private placement (“Private Placement”).  $419,999.88 of the Units were sold at a per Unit price of $0.23.  Additionally, an aggregate of $394,612 of the outstanding 10% convertible promissory notes and accrued interest converted into the Private Placement at a per Unit price of $0.19.  Each Unit consisted of (i) one share of the Company’s common stock (or, at the election of any investor who would, as a result of the purchase of Unites, become a beneficial owner of 5% or greater of the outstanding shares of common stock of the Company’s Series A Convertible Preferred Stock) and (ii) a three year warrant to purchase shares of common stock equal to 100% of the number of shares of common stock sold in the Private Placement at an exercise price of $0.30 per share.  In connection with the Private Placement, the Company and the investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”) whereby the Company agreed to register the shares underlying the Units and issuable upon exercise of warrants for resale on a Registration Statement to be filed with the SEC within 60 days of the final closing of the Private Placement and to cause such Registration Statement to be declared effective within 120 days of the filing date.  On May 15, 2013, the Registrations Rights Agreement was amended to extend the filing date from 120 days to 180 days after the closing date.  On July 2, 2013, the Registrations Rights Agreement was further amended to extend the filing date from 180 days to 240 days after the closing date. The Company filed a Registration Statement on Form S-1 on September 25, 2013 to register an aggregate of 158,652,485 shares of the Company’s stock, which is currently under review by the Securities and Exchange Commission.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

On March 8, 2013, the Board of Directors approved the authorization of 150,000,000 shares of preferred stock, par value $0.0001, per share, of which 40,000,000 shares have been designated as Series A Preferred Stock.  Each holder of Series A Preferred Stock is entitled to vote on all matters and the shares are convertible to the Company’s common stock in an amount equal to one share of common stock for each one share of Series A Preferred Stock upon notice to the Company, as defined.

On March 15, 2013, the Company commenced a second private placement, offering a minimum of $1,000,000 of units, each comprised of one share of common stock and warrants to purchase one share of common stock at an exercise price of $0.05, per share, for three years at a purchase price of $0.03, per unit. The warrants are subject to registration rights, as defined and cashless exercise is permitted. On April 25, 2013, the Company consummated the private placement which began on March 15, 2013 and sold to certain accredited investors an aggregate of 28,333,334 units with gross proceeds to the Company of $850,000 less $150,000 of offering costs.  The offering costs include 2,083,334 units valued at $62,500 for legal fees.

In connection with the offering, the Company granted the investors demand registration rights, commencing 30 days after the closing of the Offering and ending one year after the closing of the Offering, pursuant to which investors holding at least 50% of the outstanding securities sold in the Offering may request on 60 days’ notice, the filing of a registration statement with the Securities and Exchange Commission, covering the resale of securities underlying the units.  Additionally, the Company granted the investors “piggy-back” registration rights for a period of 180 days beginning on the closing date of the Offering. The Company added a Supplement to the Security Purchase Agreement, offering any investor of units who as a result of the purchase becomes a beneficial owner of 5% or more of the outstanding number of common shares, the option to purchase units consisting of one share of the Company’s new Series A Preferred Convertible Stock and a warrant.

In connection with the sale of the Units, the Company was required to issue to investors in the January 9, 2013 private placement (the “Prior Investors, and such offering, the “Prior Offering”) additional shares of common stock (or, at the election of such Prior Investor who would, as a result of such issuance, become the holder of in excess of 5% of the Company’s issued and outstanding common stock, shares of Series A Preferred Stock), in connection with certain anti-dilution protection provided to such Prior Investors under the terms of the Prior Offering.  As a result of the foregoing, in April 2013, the Company issued an aggregate of an additional (a) 3,789,473 shares of common stock (b) 19,191,458 shares of Series A Preferred Stock and (c) warrants to purchase an additional 22,980,931 shares of common stock at an exercise price of $0.03 per share (collectively, the “Ratchet Securities”).  Furthermore, the exercise price of the warrants issued in the Prior Offering was reduced to a per share exercise price of $0.03.

In connection with the Offering, management determined that it was in the best interest of its stockholders to issue additional shares of common stock to certain of the original shareholders of Brands who, as a result of the reverse merger consummated on January 9, 2013, became shareholders of the Company.  Accordingly, the Company issued an aggregate of 23,054,778 shares of common stock to these original Brands shareholders, exclusive of current management, as a  result of the significant dilution they experienced as a result of the Offering.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

Additionally, on April 26, 2013, the Company’s Board of Directors authorized four (4) shares of preferred stock, par value $0.0001 per share as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and issued one share of Series B Preferred Stock to each of the Company’s three senior members of management.  Each share of Series B Preferred Stock is entitled such number of votes on all matters submitted to stockholders that is equal to (i) the product of (a) the number of shares of Series B Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Company’s Common Stock (taking into account the effective outstanding voting rights of the Series B Preferred Stock), as of the record date for the vote and (c) 0.13334 less (ii) the number of shares of Common Stock beneficially held by such holder on such date.  Additionally, on the six month anniversary date of issuance of the Series B Preferred Stock, each outstanding share of Series B Preferred Stock shall automatically, and without further action on the part of the holder, convert into such number of fully paid and non-assessable shares of Common Stock as shall cause the holder to own, along with any other securities of the Company’s beneficially owned on the conversion date by them. 13.334% of the issued and outstanding Common Stock, calculated on the conversion date. On October 25, 2013, the Company amended and restated the Certificate of Designation for Series B Convertible Preferred Stock to extend the date on which the Series B Shares would automatically convert into such number of fully paid and non-assessable shares of common stock, from the date six months from the date of issuance (October 26, 2013) to the twelfth month anniversary of the date of issuance of the shares of Series B Preferred Stock (April 26, 2014). At June 30, 2013, the Company recorded the three shares of Series B Convertible Preferred Stock as stock-based compensation based on a then current estimate of  the shares that would convert to shares of common stock of the Company at the then current price of the stock.  As of September 30, 2013, the Company recalculated the estimated shares and recorded an additional $132,961 in stock-based compensation.   The estimate is based on the current common shares outstanding at September 30, 2013, a stock price of $0.03 and is subject to adjustment based on any additional common shares issued through April 26, 2014.

Treasury Stock

In March 2013, contingent with the resignation of the Company’s then chief executive officer, the Company agreed to purchase from the former executive 4,339,555 shares of the Company’s common stock for $0.0001, per share.  These shares are reported at cost as treasury shares.

10. INCOME TAXES

As of September 30, 2013, the Company has filed its income tax returns for the years through December 31, 2012.

As of December 31, 2012 and September 30, 2013, management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements.

As of December 31, 2012 and September 30, 2013, the Company has net operating loss carryforwards of approximately $2,560,000 and $3,500,000, respectively, to reduce future Federal and state taxable income through 2032. However, as a result of the recent and potential changes in the share ownership of the Company, future utilization of the net operating losses may be limited pursuant to Section 382 of the Internal Revenue Service.

Realization of the Company’s related deferred tax assets of $600,000 at December 31, 2011, $974,000 at December 31, 2012 and $1,330,000 at September 30, 2013 was not considered more likely than not and, accordingly, a valuation allowance of $600,000 at December 31, 2011, $974,000 at December 31, 2012 and $1,330,000 at September 30, 2013 has been provided. The valuation allowance increased by $374,000 from $600,000 at December 31, 2011 as a result of the losses for the year ended December 31, 2012 and increased by $356,000 from $974,000 at September 30, 2013 as a result of losses for the nine months ended September 30, 2013.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

A reconciliation of income taxes and the statutory rate for the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2012 and 2013 was as follows:

Federal statutory rate	34%
Effect of state income taxes	4%
Increase in valuation allowance	(38%))
-%

11. CONCENTRATIONS

Credit is granted to most customers.  The Company performs periodic credit evaluations of customers’ financial condition and generally does not require collateral.

Sales to three customers of the Company accounted for approximately 52%, 61% and 99% of sales for the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2013, respectively.  Amounts due from these customers represented approximately, 18%, 22%, and 100% of accounts receivable outstanding as of December 31, 2011, 2012 and September 30, 2013, respectively.

12. RECONCILIATIONS OF NET SALES

In accordance with FASB ASC 605-50, the Company classifies the following allowances to customers as reductions of sales:

	Years Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
Gross sales	$2,571,977	$1,787,947	$1,582,063	$160,092
Less:
Sales discounts	52,075	26,826	23,101	2,383
Credits	-	5,449		507
Returns and allowances	379	-	9	-
Trade spending	945,569	676,943	567,398	29,348
Slotting fees	152,000	50,000	29,000	-
Net sales	$1,421,954	$1,028,729	$962,555	$127,854

13. RELATED PARTY TRANSACTIONS

An officer of the Company is a partner of a public accounting firm providing nonaudit accounting services to the Company.  For the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2012 and 2013 the Company incurred fees of $52,000, $104,246, and $41,000 and $60,000, respectively, to the accounting firm for accounting and tax services.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

The Company rented space from a Company that is owned by two officers of the Company up until February 17, 2013, the effective date of the lease for space in Great Neck, New York.  For the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2012 and 2013, rent paid was $10,500, $40,334, $40,154 and $0, respectively.

As a result of then existing cash shortages, from time to time during the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2013, certain officers/stockholders advanced from their personal funds amounts due by the Company for outstanding invoices and costs.  Such amounts which were repaid without interest aggregated approximately $0 in 2011 and $28,000 in 2012, and $0 in the nine months ended September 30, 2013, exclusive of normal travel and entertainment reimbursements.

14. 2013 EQUITY INCENTIVE PLAN

Effective January 9, 2013, the Company adopted a Stock Option Plan (“Plan”) to provide an incentive to attract, retain and reward persons performing services, including employees, consultants, directors and other persons determined by the Board, through equity awards. The Plan shall continue in effect until its termination by the Board provided that all awards are granted within ten years, as defined. The Plan is administered by the Board and has 8,550,000 shares of stock issuable under the Plan. Awards terminated or canceled without having been exercised shall again be available for issue.  The exercise price for each option under the Plan shall not be less than the fair market value of a share of stock on the effective date of grant of the option and no option granted to a 10% stockholder shall have an exercise price per share less than 110% of the fair market value of a share of stock on the effective date of grant of the option. Cashless exercise is permitted.

Options under the Plan shall be exercisable at such time or upon such event and subject to such terms and conditions determined by the Board and set out in an award agreement. No option shall be exercisable after ten years from the grant date and no option granted to a 10% stockholder will be excisable after five years from the grant date.

As of September 30, 2013, there were no awards granted under the Plan.

15. COMMITMENTS

Employment Agreements

Effective January 9, 2013, the Company entered into an employment agreement with its then chief executive officer for a term of two years, to be automatically renewed for successive one year periods thereafter unless either party provides written notice of intention not to renew the agreement. The agreement provided for a base annual salary of $150,000, paid in periodic installments in accordance with the Company’s regular payroll practices and an annual bonus, subject to clawback provisions, based on reaching certain financial targets as defined. The agreement includes other benefits and grants under the Company’s 2013 Equity Incentive Plan. On March 22, 2013, the Company’s chief executive officer, resigned from all positions he held with the Company and is serving as a consultant to the Company for $150,000 a year, plus the other provisions as provided in the original employment contract. In May 2013, the prior executive officer agreed to reduce the annual fee to $90,000 until the Company has sufficient capital to increase the compensation to $150,000 per year.

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

Effective January 9, 2013, the Company entered into an employment agreement with its chief financial officer for a term of two years, to be automatically renewed for successive one year periods thereafter unless either party provides written notice of intention not to renew the agreement. The agreement provided for a base annual salary of $80,000, paid in periodic installments in accordance with the Company’s regular payroll practices and an annual bonus, subject to clawback provisions, based on reaching certain financial targets as defined. The agreement includes other benefits and grants under the Company’s 2013 Equity Incentive Plan.  The chief financial officer has proposed an amendment to the employment agreement providing that the base salary under the agreement be applied to the extent of accounting fees to the public accounting firm, where he is a partner that provides nonaudit services to the Company.  Costs incurred pursuant to this agreement for the nine months ended September 30, 2013 are included in professional fees.

Effective January 9, 2013, the Company entered into an employment agreement with its President for a term of two years, to be automatically renewed for successive one year periods thereafter unless either party provides written notice of intention not to renew the agreement. The agreement provided for a base salary of $150,000, paid in periodic installments in accordance with the Company’s regular payroll practices and an annual bonus, subject to clawback provisions, based on reaching certain financial targets as defined. The agreement included other benefits and grants under the Company’s 2013 Equity Incentive Plan.

Lease

On January 1, 2013, the Company entered into a five year and one month lease for space in Great Neck, New York, effective February 17, 2013, with rent at $39,360, per year, subject to certain increases as defined.  The lease agreement requires two months annual rent as a security deposit and the personal guaranty of the President of the Company. The rent is due in monthly installments commencing April 1, 2013; rent expense is being recorded on a straight line basis over the term of the lease.  The difference between the rent payments made and straight line basis has been recorded as deferred rent.

A portion of the office space has been subleased on a month-to-month basis to a related entity owned by two of the Company’s officers for one-third of the current rent payable.

Future minimum payments under the lease are as follows:

Three Months ending 12/31/2013	$9,815

Years ending December 31:
2014	40,370
2015	41,811
2016	43,275
2017	44,787
2018	11,292
Total	$191,350

BE ACTIVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the interim periods ended September 30, 2012 and 2013 is unaudited)

Investor Relations Consulting Agreement

In August 2013, the Company entered into an Investor Relations Consulting Agreement (Agreement) with an investor relations firm to provide consulting services regarding financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business. The Agreement is for a term of twelve months commencing August 16, 2013, with a one month cancellation option for either party. The Agreement calls for a monthly consulting and services fee of $2,000. In addition, the Company agreed to grant to the consultant an aggregate of 3,500,000 shares of the Company’s restricted stock of which 1,750,000 was issued through September 30, 2013 and the remainder are issuable. The price of the stock at the time of the Agreement was $0.02 per share. $17,500 has been recorded as consulting expense and $52,500 as prepaid consulting fees.

16. SUBSEQUENT EVENTS

On October 25, 2013, the Company entered into a Term Sheet with a capital investor whereby the Company has the right to issue up to $5,000,000 of the Company’s common stock to the investor over a term of three years in exchange for cash advances to the Company. Upon execution of the Term Sheet on October 31, 2013, the Company paid the investor $30,000 of the Company’s restricted common stock (1,056,338 shares at $0.0284 per share), priced off of the closing bid price the day before the Term Sheet was signed.

On November 19, 2013, the investor delivered to the Company a Reserve Financing Agreement (“Agreement”), which was executed by the Company on January 6, 2014.  Pursuant to the terms of the Agreement, the Company may require the investor to purchase advance shares, as defined, at a purchase price of  90% of the market price of the average of the three lowest best closing prices of the stock during the fifteen consecutive weekday trading days immediately after the date on which the Company provides an advance notice, as defined, over a thirty-six month period. The dollar amount of common stock sold to the investor in each advance may be up to $250,000; however, each advance is not to exceed more than 350% of the average daily trading volume for a previous 15 day period.  The Company is required to reserve fifty million shares of its common stock for the issuance of the securities to the investor and has provided certain representations and warranties under the Agreement.

In addition, the Company entered into a Registration Rights Agreement with the investor whereby the Company is committed to preparing and filing with the SEC a registration statement for the shares issuable under the Reserve Financing Agreement on Form S-1 within thirty days of signing the Agreement.  The registration statement must be declared effective by the SEC prior to the first sale of the Company’s common stock to the investor.

As consideration for the Agreement, the Company shall transfer to the investor, common stock of the Company equal to two percent of the commitment amount which is $100,000.  The number of shares to be transferred was determined using the purchase price formula, applying the ten previous trading days prior to the execution of the Agreement and is calculated at 3,584,229 shares of the Company’s common stock.

On February 4, 2014, the holders representing a majority of the then outstanding shares of capital stock of Be Active Holdings, Inc. (the “Company”) permitted to vote thereon (the “Shareholders”) approved and permitted the Company to increase the number of authorized shares of the Company’s common stock, par value $0.0001, from 400,000,000 to 525,000,000 (the “Amendment”), to be effective upon (i) receiving the approval of the Company’s Board of Directors, and subsequently (ii) the filing of an amended Certificate of Incorporation with the Secretary of State of the State of Delaware representing the Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee	$714.13
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$50,000
Miscellaneous Fees and Expenses	$0
Total	$55,714.13

Item 14.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation and By-Laws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director's duty of loyalty to the corporation or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15.   Recent Sales of Unregistered Securities.

On January 9, 2008, we issued 3,000,000 shares of our Common Stock to Mr. Zeev Joseph Kiper, our President, Treasurer and Director, for cash payment to us of $300. We believe this issuance was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offering and sale was made only to Mr. Kiper, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On July 20, 2009, we issued 1,000,000 shares of our Common Stock to Ms. Hana Abu, our Secretary and Director, for cash payment to us of $100. We believe this issuance was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offering and sale was made only to Ms. Abu, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

From December 2009 through April 2010, we issued 1,775,000 shares of Common Stock to 44 investors in a fully subscribed private placement made pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S. The consideration paid for such shares was $0.02 per share, amounting in the aggregate to $35,500. Each purchaser represented to us that such purchaser was not a United States person (as defined in Regulation S) and was not acquiring the shares for the account or benefit of a United States person. Each purchaser further represented that at the time of the origination of contact concerning the subscription for the shares and the date of the execution and delivery of the subscription agreement for such shares, such purchaser was outside of the United States. We did not make any offers in the United States, and there were no selling efforts in the United States. There were no underwriters or broker-dealers involved in the private placement and no underwriting discounts or commissions were paid.

On April 12, 2010, we issued 450,000 shares of our common stock to Ms. Hana Abu, our Secretary and Director, for cash payment to us of $9.000. We believe this issuance was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offering and sale was made only to Ms. Abu, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On January 9, 2013, we sold an aggregate of 3,902,933 Units in the January Private Placement, which is further described in in the section entitled “Recent Development” herein.  The sales of the Units were made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act.  The shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Also on January 29, 2013, in connection with the Merger with Be Active, we issued to Be Active shareholders an aggregate of 29, 502,750 shares of our Common Stock.   The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

On April 25, 2013, we sold an aggregate of 28,333,334 units in the April Private Placement, which is further described in in the section entitled “Recent Development” herein.  2,083,334 of these units were issued to Sichenzia Ross Friedman Ference LLP as satisfaction of $62,500 worth of legal fees owed by the Company to Sichenzia Ross Friedman Ference LLP.  The units sold in the April Private Placement were issued to “accredited investors,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

On April 25, 2013, we issued to prior investors an aggregate of an additional (a) 3,789,473 shares of Common Stock (b) 19,191,458 shares of Series A Convertible Preferred Stock and (c) warrants to purchase an additional 22,980,931 shares of Common Stock at an exercise price of $0.03 per share.  The units sold in April Private Placement were issued to “accredited investors,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

Also on April 25, 2013, in connection with the April Private Placement, management determined that it was in the best interest of its shareholders to issue additional shares of Common Stock to certain of the original investors of Be Active Brands, Inc., who, as a result of the reverse merger consummated on January 9, 2013, became shareholders or ours.  As a result, we issued an aggregate of 23,054,778 shares of Common Stock to certain of the Be Active Shareholders, as a result of the significant dilution such shareholders experienced as a result of the January Private Placement and the April Private Placement. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

On April 26, 2013, we issued one share of Series B Preferred Stock to each of the Company’s three members of management.  The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Item 16.   Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1(7)	Agreement and Plan of Merger, dated as of January 9, 2013, by and among Be Active Holdings, Inc., Be Active Brands, Inc. and Be Active Acquisition Corp.
2.2(1)	Certificate of Merger, dated January 9, 2013 merging Be Active Acquisition Corp. with and into Be Active Brands, Inc.
3.1(2)	Amended and Restate Certificate of Incorporation
3.2(3)	Certificate of Amendment of Amended and Restate Certificate of Incorporation
3.3(4)	Bylaws
5.1**	Opinion of Sichenzia Ross Friedman Ference LLP
10.1(1)	Form of Subscription Agreement
10.2(1)	Form of Registration Rights Agreement
10.3(1)	Form of Warrant
10.4(1)	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (Split-off)
10.5(1)	Stock Purchase Agreement (Split-off)
10.6(1)	Form of Directors and Officers Indemnification Agreement
10.7(1)	2013 Equity Incentive Plan
10.8(1)	Form of 2013 Incentive Stock Option Agreement
10.9(1)	Form of 2013 Non-Qualified Stock Option Agreement
10.10(1)	Employment Agreement between the Company and Marc Wexler
10.11(1)	Employment Agreement between the Company and David Wolfson
10.12(1)	Employment Agreement between the Company and Saverio Pugliese
10.13(5)	Form of Subscription Agreement
10.14(5)	Series A Convertible Preferred Stock Certificate of Designation
10.15(5)	Form of Warrant
10.16(5)	Series B Convertible Preferred Stock Certificate of Designation
10.17(5)	Form of Release
10.18(6)	Agreement of Shareholders of Be Active Brands, Inc., dated January 26, 2011
10.19(6)	Revolving Credit Facility Agreement with Signature Bank
10.20(6)	Preferred Vendor Agreement with C&S Wholesale Grocers
10.21(8)	Amendment to Series B Convertible Preferred Stock Certificate of Designation
10.22 (9)	Reserve Equity Financing Agreement between Be Active Holdings, Inc. and AGS Capital Group, LLC, dated November 19, 2013 (9)
10.23 (9)	Registration Rights Agreement between Be Active Holdings, Inc. and AGS Capital Group, LLC, dated November 19, 2013 (9)
21.1 (10)	List of Subsidiaries
23.1*	Consent of Friedman LLP
23.2*	Consent of Cornick, Garber & Sandler, LLP
23.3**	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the Registration Statement under “Signatures”)
101.SCH	XBRL Instance Document
101.CAL	XBRL Taxonomy Extention Schema
101.DEF	XBRL Taxonomy Extention Calculation Linkbase
101.LAB	XBRL Taxonomy Extention Definition Linkbase
101.PRE	XBRL Taxonomy Extention Label Linkbase
101.SCH	XBRL Taxonomy Extention Presentation Linkbase
(1) Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2013
(2) Incorporated by reference to the Company's current report on form 8-K filed with the Securities and Exchange Commission on July 24, 2012
(3) Incorporated by reference to the Company's current report on form 8-K filed with the Securities and Exchange Commission on December 31, 2012
(4) Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 23, 2011
(5) Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013
(6) Incorporated by reference to the Company's current report on Form 8-K/A filed with the Securities and Exchange Commission on May 21, 2013
(7) Incorporated by reference to the Company's current report on Form 8-K/A filed with the Securities and Exchange Commission on June 18, 2013
(8) Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2013
(9) Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2014
(10) Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 25, 2013.

*Filed herewith
**To be filed by amendment

Item 17.   Undertakings.

(a)           The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)         For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.   In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           Each prospectus filed pursuant to Rule 424(b)(Sec.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (Sec.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on February 12, 2014.

Be Active Holdings, Inc.

February 12, 2014	By:	/s/ Saverio Pugliese
President and Director
(Principal Executive Officer)

February 12, 2014	By:	/s/ David Wolfson
David Wolfson
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of  Be Active Holdings, Inc., a Delaware corporation, do hereby constitute and appoint Saverio Pugliese and David Wolfson his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE		TITLE	DATE

By:	*	President and Director	February 12, 2014
	Saverio Pugliese	(Principal Executive Officer)

By:	*	Chief Financial Officer and Director	February 12, 2014
	David Wolfson	(Principal Financial and Accounting Officer)

By:	*	Secretary and Director	February 12, 2014
Joseph Rienzi

*By Saverio Pugliese as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1(7)	Agreement and Plan of Merger, dated as of January 9, 2013, by and among Be Active Holdings, Inc., Be Active Brands, Inc. and Be Active Acquisition Corp.
2.2(1)	Certificate of Merger, dated January 9, 2013 merging Be Active Acquisition Corp. with and into Be Active Brands, Inc.
3.1(2)	Amended and Restate Certificate of Incorporation
3.2(3)	Certificate of Amendment of Amended and Restate Certificate of Incorporation
3.3(4)	Bylaws
5.1**	Opinion of Sichenzia Ross Friedman Ference LLP
10.1(1)	Form of Subscription Agreement
10.2(1)	Form of Registration Rights Agreement
10.3(1)	Form of Warrant
10.4(1)	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (Split-off)
10.5(1)	Stock Purchase Agreement (Split-off)
10.6(1)	Form of Directors and Officers Indemnification Agreement
10.7(1)	2013 Equity Incentive Plan
10.8(1)	Form of 2013 Incentive Stock Option Agreement
10.9(1)	Form of 2013 Non-Qualified Stock Option Agreement
10.10(1)	Employment Agreement between the Company and Marc Wexler
10.11(1)	Employment Agreement between the Company and David Wolfson
10.12(1)	Employment Agreement between the Company and Saverio Pugliese
10.13(5)	Form of Subscription Agreement
10.14(5)	Series A Convertible Preferred Stock Certificate of Designation
10.15(5)	Form of Warrant
10.16(5)	Series B Convertible Preferred Stock Certificate of Designation
10.17(5)	Form of Release
10.18(6)	Agreement of Shareholders of Be Active Brands, Inc., dated January 26, 2011
10.19(6)	Revolving Credit Facility Agreement with Signature Bank
10.20(6)	Preferred Vendor Agreement with C&S Wholesale Grocers
10.21(8)	Amendment to Series B Convertible Preferred Stock Certificate of Designation
10.22 (9)	Reserve Equity Financing Agreement between Be Active Holdings, Inc. and AGS Capital Group, LLC, dated November 19, 2013 (9)
10.23 (9)	Registration Rights Agreement between Be Active Holdings, Inc. and AGS Capital Group, LLC, dated November 19, 2013 (9)
21.1 (10)	List of Subsidiaries
23.1*	Consent of Friedman LLP
23.2*	Consent of Cornick, Garber & Sandler, LLP
23.3**	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the Registration Statement under “Signatures”)
101.SCH	XBRL Instance Document
101.CAL	XBRL Taxonomy Extention Schema
101.DEF	XBRL Taxonomy Extention Calculation Linkbase
101.LAB	XBRL Taxonomy Extention Definition Linkbase
101.PRE	XBRL Taxonomy Extention Label Linkbase
101.SCH	XBRL Taxonomy Extention Presentation Linkbase
(1) Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2013
(2) Incorporated by reference to the Company's current report on form 8-K filed with the Securities and Exchange Commission on July 24, 2012
(3) Incorporated by reference to the Company's current report on form 8-K filed with the Securities and Exchange Commission on December 31, 2012
(4) Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 23, 2011
(5) Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013
(6) Incorporated by reference to the Company's current report on Form 8-K/A filed with the Securities and Exchange Commission on May 21, 2013
(7) Incorporated by reference to the Company's current report on Form 8-K/A filed with the Securities and Exchange Commission on June 18, 2013
(8) Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2013
(9) Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2014
(10) Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 25, 2013.

*Filed herewith
**To be filed by amendment